Exhibit 10.1

Published CUSIP Number:	44925FAC0
Revolving Credit CUSIP Number:	44925FAD8
Term Loan CUSIP Number:	44925FAE6
Delayed Draw Term Loan CUSIP Number:	44925FAF3

$600,000,000 REVOLVING CREDIT FACILITY
$300,000,000 TERM LOAN
$400,000,000 DELAYED DRAW TERM LOAN

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

ICF INTERNATIONAL, INC. and
ICF CONSULTING GROUP, INC.
as Borrowers,

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Loan Lender and Issuing Lender

PNC CAPITAL MARKETS LLC,
as Joint Lead Arranger and Sole Bookrunner

BOFA SECURITIES, INC., TD SECURITIES (USA) LLC, WELLS FARGO SECURITIES, LLC and CITIZENS BANK, N.A.,
as Joint Lead Arrangers and Co-Syndication Agents

TRUIST BANK, JPMORGAN CHASE BANK, N.A. and MUFG BANK, LTD.,
as Co-Documentation Agents

Dated as of May 6, 2022

Page

ARTICLE 1 CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Construction	49
1.3	Accounting Principles; Changes in GAAP	50
1.4	Benchmark Replacement Notification	51
1.5	Exchange Rates; Currency Equivalents.	51
1.6	Co-Borrowers	51
1.7	Limited Condition Acquisitions	52
ARTICLE 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES		53
2.1	Revolving Credit Commitments	53
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	53
2.3	Commitment Fees	54
2.4	Termination or Reduction of Revolving Credit Commitments	54
2.5	Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests	54
2.6	Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans	56
2.7	Notes	58
2.8	Letter of Credit Subfacility	58
ARTICLE 3 TERM LOANS AND DELAYED DRAW TERM LOANS		66
3.1	Term Loan Commitments	66
3.2	Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms	66
3.3	Delayed Draw Term Loan Commitments	67
3.4	Nature of Lenders’ Obligations with Respect to Delayed Draw Term Loans; Repayment Terms.	67
3.5	Delayed Draw Term Loan Fee	69
ARTICLE 4 INTEREST RATES		69
4.1	Interest Rate Options	69
4.2	Interest Periods	72

-i-

(continued)

Page

4.3	Interest After Default	72
4.4	Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.	73
4.5	Selection of Interest Rate Options	80
ARTICLE 5 PAYMENTS; TAXES; YIELD MAINTENANCE		81
5.1	Payments	81
5.2	Voluntary Prepayments	81
5.3	Mandatory Prepayments	83
5.4	Pro Rata Treatment of Lenders	84
5.5	Sharing of Payments by Lenders	84
5.6	Administrative Agent’s Clawback	85
5.7	Interest Payment Dates	86
5.8	Increased Costs	86
5.9	Taxes	87
5.10	Indemnity	91
5.11	Settlement Date Procedures	92
5.12	Cash Collateral	93
5.13	Replacement of a Lender	93
5.14	Designation of a Different Lending Office	94
5.15	Defaulting Lenders.	95
5.16	[Reserved]	97
5.17	Incremental Loans	97
ARTICLE 6 REPRESENTATIONS AND WARRANTIES		101
6.1	Organization and Qualification; Power and Authority; Compliance with Laws; Title to Properties; Event of Default	101
6.2	Borrowers; Subsidiaries and Owners; Investment Companies	101
6.3	Validity and Binding Effect	102
6.4	No Conflict; Material Agreements; Consents	102
6.5	Litigation	102
6.6	Financial Statements	103

-ii-

(continued)

Page

6.7	Accuracy of Financial Statements	103
6.8	Margin Stock	103
6.9	Full Disclosure	104
6.10	Taxes	104
6.11	Patents, Trademarks, Copyrights, Licenses, Etc.	104
6.12	Liens in the Collateral	104
6.13	Insurance	105
6.14	ERISA Compliance	105
6.15	Environmental Matters	106
6.16	Solvency	107
6.17	Sanctions and Other Anti-Terrorism Laws	107
6.18	Anti-Corruption Laws	107
6.19	Certificate of Beneficial Ownership	107
6.20	Affected Financial Institution	107
6.21	O.S.H.A. and Labor Disputes	107
6.22	Government Contracts/Government Subcontracts	108
6.23	Assignment of Contracts	110
6.24	Registered Name	110
6.25	Maintenance of Property/Collateral; Performance of Contracts	111
6.26	Contribution Agreement	111
6.27	Covered Parties	111
ARTICLE 7 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		111
7.1	Initial Loans and Letters of Credit	111
7.2	Delayed Draw Term Loan Conditions	114
7.3	Each Loan or Letter of Credit	116
ARTICLE 8 AFFIRMATIVE COVENANTS		116
8.1	Preservation of Existence, Etc	116
8.2	Payment of Liabilities, Including Taxes, Etc	117
8.3	Maintenance of Insurance	117

-iii-

(continued)

Page

8.4	Maintenance of Properties and Leases	118
8.5	Inspection Rights	118
8.6	Keeping of Records and Books of Account	118
8.7	Compliance with Laws; Use of Proceeds	119
8.8	Additional Subsidiaries; Further Assurances	119
8.9	Sanctions and Other Anti-Terrorism Laws; Anti-Corruption Laws	120
8.10	[Reserved]	121
8.11	Keepwell	121
8.12	Reporting Requirements	121
8.13	Certificates; Notices; Additional Information	122
8.14	Certificate of Beneficial Ownership and Other Additional Information	124
8.15	Depository Accounts	124
8.16	Disclosure of Defaults, Etc	124
8.17	Security Perfection; Assignment of Claims Act; Payment of Costs	125
8.18	Post Closing	126
8.19	Substitute Notes	126
ARTICLE 9 NEGATIVE COVENANTS		126
9.1	Indebtedness	126
9.2	Liens	129
9.3	Loans and Investments	131
9.4	Dividends and Related Distributions	132
9.5	Liquidations, Mergers, Consolidations, Acquisitions	133
9.6	Dispositions of Assets or Subsidiaries	133
9.7	Affiliate Transactions	134
9.8	Subsidiaries, Partnerships and Joint Ventures	134
9.9	Continuation of or Change in Business	134
9.10	Fiscal Year	134
9.11	Changes to Material Documents	134
9.12	[Reserved]	134
9.13	[Reserved]	134

-iv-

(continued)

Page

9.14	Maximum Consolidated Leverage Ratio	134
9.15	Minimum Consolidated Interest Coverage Ratio	135
9.16	[Reserved]	135
9.17	Limitation on Negative Pledges and Restrictive Agreements	135
9.18	[Reserved]	135
9.19	[Reserved]	135
9.20	Sanctions and other Anti-Terrorism Laws	136
9.21	Anti-Corruption Laws	136
ARTICLE 10 DEFAULT		136
10.1	Events of Default	136
10.2	Consequences of Event of Default	139
10.3	Application of Proceeds	141
ARTICLE 11 THE ADMINISTRATIVE AGENT		142
11.1	Appointment and Authority	142
11.2	Rights as a Lender	142
11.3	Exculpatory Provisions	143
11.4	Reliance by Administrative Agent	144
11.5	Delegation of Duties	144
11.6	Resignation of Administrative Agent	144
11.7	Non-Reliance on Administrative Agent and Other Lenders	145
11.8	No Other Duties, Etc	145
11.9	Administrative Agent’s Fee	146
11.10	Administrative Agent May File Proofs of Claim	146
11.11	Collateral and Guaranty Matters	146
11.12	No Reliance on Administrative Agent’s Customer Identification Program	147
11.13	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products	147
11.14	ERISA Matters	148
11.15	Erroneous Payments	149

-v-

(continued)

Page

ARTICLE 12 MISCELLANEOUS		152
12.1	Modifications, Amendments or Waivers	152
12.2	No Implied Waivers; Cumulative Remedies	154
12.3	Expenses; Indemnity; Damage Waiver	155
12.4	Holidays	157
12.5	Notices; Effectiveness; Electronic Communication	157
12.6	Severability	159
12.7	Duration; Survival	159
12.8	Successors and Assigns	159
12.9	Confidentiality	164
12.10	Counterparts; Integration; Effectiveness; Electronic Execution	165
12.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	166
12.12	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	167
12.13	USA PATRIOT Act Notice	167
12.14	Acknowledgement Regarding Any Supported QFCs	168
12.15	Payment of Debt; Joint and Several Obligations	169
12.16	Judgment Currency	171
12.17	Amendment and Restatement; No Novation	172

-vi-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(C)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(D)	-	PERMITTED LIENS
SCHEDULE 6.2	-	SUBSIDIARIES
SCHEDULE 6.5	-	LITIGATION
SCHEDULE 6.13	-	INSURANCE
SCHEDULE 6.15	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 6.21	-	LABOR MATTERS
SCHEDULE 6.22	-	GOVERNMENT CONTRACTS/GOVERNMENT SUBCONTRACTS
SCHEDULE 8.18	-	POST CLOSING
SCHEDULE 9.1	-	EXISTING INDEBTEDNESS
SCHEDULE 9.7	-	TRANSACTIONS WITH AFFILIATES
SCHEDULE 9.17	-	NEGATIVE PLEDGES AND RESTRICTIVE AGREEMENTS

EXHIBITS

EXHIBIT A	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	-	GUARANTY JOINDER
EXHIBIT C	-	REVOLVING CREDIT NOTE
EXHIBIT D	-	SWINGLINE LOAN NOTE
EXHIBIT E-1	-	TERM NOTE
EXHIBIT E-2	-	DELAYED DRAW TERM NOTE
EXHIBIT F	-	PERMITTED ACQUISITION CERTIFICATE
EXHIBIT G	-	LOAN REQUEST
EXHIBIT H	-	SWINGLINE LOAN REQUEST
EXHIBIT P-1	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT P-2	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT P-3	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT P-4	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J	-	COMPLIANCE CERTIFICATE

-vii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of May 6, 2022 and is made by and among ICF International, Inc., a Delaware corporation, and (“ICF”), ICF Consulting Group, Inc., a Delaware corporation (“Consulting”; and together with ICF, the “Borrowers”), the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), Swingline Loan Lender (as hereinafter defined) and Issuing Lender (as hereinafter defined).

The Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Fifth Amended and Restated Business Loan and Security Agreement, dated as of May 17, 2017, as amended by the First Amendment to Fifth Amended and Restated Business Loan and Security Agreement, dated as of March 3, 2020 (as so amended and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

The Borrowers have requested the Lenders to amend and restate the Existing Credit Agreement to provide (i) a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $600,000,000, including therein a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility, (ii) a $300,000,000 term loan facility, and (iii) a $400,000,000 delayed draw term loan facility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1         Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquisition” means any transaction, or any series of related transactions, by which any Loan Party or any of their Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means PNC Bank, National Association (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 11.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” means as is specified in Section 11.9 [Administrative Agent’s Fee].

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means as is specified in Section 12.5(d)(ii).

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

“Alternative Currency” means Euros and Sterling, in each case as long as there is a published RFR or a Benchmark Replacement effected pursuant to Section 4.4 [Applicable Reference Rate Unascertainable; Etc.] with respect thereto.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to RFR Loans, the applicable Daily Simple RFR Lookback Day, and (ii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Sublimit” means an amount in Dollars equal to the lesser of (a) $200,000,000 and (b) the total amount of the Revolving Credit Commitment. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which the Borrowers or any of their Subsidiaries conduct business.

“Anti-Terrorism Law” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below based on the Consolidated Leverage Ratio:

Level	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Daily RFR Rate Spread	Revolving Credit, Term Loan, and Delayed Draw Term Loan Base Rate Spread	Revolving Credit, Term Loan, and Delayed Draw Term Loan Term Rate Loan Spread
I	Less than 1.50 to 1.00	0.125%	1.000%	1.000%	0.000%	1.000%
II	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	0.150%	1.250%	1.250%	0.250%	1.250%
III	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	0.175%	1.500%	1.500%	0.500%	1.500%
IV	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.200%	1.750%	1.750%	0.750%	1.750%
V	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	0.250%	2.000%	2.000%	1.000%	2.000%
VI	Greater than or equal to 4.00 to 1.00	0.300%	2.250%	2.250%	1.250%	2.250%

For purposes of determining the Applicable Margin, the applicable Commitment Fee rate and the applicable Letter of Credit Fee rate:

(a)         The Applicable Margin, the applicable Commitment Fee rate and the applicable Letter of Credit Fee rate shall be set at Level IV until delivery of the Compliance Certificate referred to in clause (b); provided, however, that if the Consolidated Leverage Ratio computed pursuant to the Compliance Certificates, delivered in connection with the Closing Date and the fiscal quarter ending June 30, 2022, is greater than or equal to 3.50 to 1.00 or greater than or equal to 4.00 to 1.00, then the Applicable Margin, the applicable Commitment Fee rate and the applicable Letter of Credit Fee rate shall be set at Level V or Level VI, respectively.

(b)         The Applicable Margin, the applicable Commitment Fee rate and the applicable Letter of Credit Fee rate shall be recomputed as of the end of each fiscal quarter, starting with the fiscal quarter ending September 30, 2022, based on the Consolidated Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the applicable Commitment Fee rate or the applicable Letter of Credit Fee rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.13(a) [Certificate of ICF]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.13, then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)         If, as a result of any restatement of or other adjustment to the financial statements of any Borrower or for any other reason, a Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that, if as a result of any restatement or other event or other determination by Administrative Agent a proper calculation of the Consolidated Leverage Ratio would have resulted in a higher interest rate or fees for one or more periods and a lower interest rate or fees for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Loan Parties pursuant this clause (c) shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Article 10 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Applicable Time” means, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved ESPP” means an employee stock purchase plan, program or arrangement, in form and substance reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary thereof, including, in each case, by way of an LLC Division (or the granting of any option or other right to do any of the foregoing), including any issuance of Equity Interests by any Subsidiary of any Borrower to any Person that is not a Loan Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the transfer of assets to any Borrower or any Guarantor pursuant to any other transaction permitted pursuant to Section 9.5 [Liquidations, Mergers, Consolidations, Acquisitions], (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Swap, (e) dispositions of investments in cash and Cash Equivalents, (f) the transfer by any Loan Party of its assets to any other Loan Party, (g) the transfer by any non-Loan Party Subsidiary of its assets to any Loan Party (provided that in connection with any new transfer, such Loan Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), (h) the transfer by any non-Loan Party Subsidiary of its assets to any other non-Loan Party Subsidiary, and (i) any Recovery Event.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8 [Successors and Assigns]), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any monetary obligations under synthetic leases, in each case to the extent that the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from a Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. Each Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs; Deposits Not Available] or Section 4.3(b) [Illegality], to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in either Section 4.1(a)(ii)(1) [Revolving Credit Base Rate Option], Section 4.1(c)(ii)(1) [Term Loan Base Rate Option] or Section 4.1(d)(i) [Delayed Draw Term Loan Base Rate Option], as applicable.

“Beneficial Owner” means, for each Borrower (in the event ICF becomes a “Legal Entity Customer” under 31 CFR 1010.230(e)(1)), each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Borrower” or “Borrowers” means as is specified in the introductory paragraph.

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.

“Borrowing Tranche” means specified portions of Term Loans, Delayed Draw Term Loans, Revolving Credit Loans, or Swingline Loans, as the context may require, consisting of simultaneous loans of the same Type in the same Currency, and in the case of Term Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term “Business Day” means any such day that is also a day on which SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, or any successor website thereto; and (ii) RFR Loan, the term “Business Day” means any such day that is also an RFR Business Day.

“Call Option” means call options, purchase rights or similar rights with respect to the Equity Interests of ICF purchased by ICF substantially concurrently with the issuance of Indebtedness that is convertible into Equity Interests of ICF (including any rights of any counterparty to put any shares of Equity Interests to ICF thereunder or any similar rights thereunder).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, such items described in clauses (a), (b), (c) and (d) of the definition of Permitted Investments.

“Cash Management Agreements” means as is specified in Section 2.6(f) [Swingline Loans Under Cash Management Agreements].

“Cash Management Bank” means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Other Lender Provided Financial Service Product.

“CEA” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” means, for each Borrower (in the event ICF becomes a “Legal Entity Customer” under 31 CFR 1010.230(e)(1)), a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the Equity Interests of ICF; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of ICF cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) ICF shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of Consulting on a fully diluted basis; or (d) any Borrower shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of each Guarantor on a fully diluted basis.

“CIP Regulations” means as is specified in Section 11.12 [No Reliance on Administrative Agent’s Customer Identification Program].

“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Term Loans, Delayed Draw Term Loans, Revolving Credit Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) outstanding Revolving Credit Loans or Revolving Credit Commitments, (b) Term Loan Commitments or Term Loans, (c) Delayed Draw Term Loan Commitments or Delayed Draw Term Loans or (d) Incremental Term Loan Commitment or Incremental Term Loans.

“Closing Date” means May 6, 2022.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means the personal property of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties.

“Collateral Agent” means PNC Bank, National Association, in its capacity as collateral agent hereunder or any successor collateral agent.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Government Contract Assignments, the IP Security Agreements, and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.

“Contribution Agreement” means the Amended and Restated Contribution Agreement, dated of even date herewith, by and among the Borrowers and Guarantors, and delivered by the Borrowers and Guarantors to the Administrative Agent prior to or simultaneously with their execution and delivery of this Agreement or a Guaranty Joinder (as the case may be), together with any and all Administrative Agent-approved amendments and modifications thereof.

“Commitment” means, as to any Lender, its Revolving Credit Commitment, Term Loan Commitment, Delayed Draw Term Loan Commitment and, in the case of PNC (in its capacity as the Swingline Loan Lender), its Swingline Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and Commitments means the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Delayed Draw Term Loan Commitments of all of the Lenders.

“Commitment Fee” means as is specified in Section 2.3 [Commitment Fees].

“Communications” means as is specified in Section 12.5(d)(ii) [Platform].

“Compliance Certificate” means as is specified in Section 8.13(a) [Certificate of ICF].

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period of determination, the sum of the following determined on a consolidated basis, without duplication, for each Borrower and its Subsidiaries in accordance with GAAP:

(a)          Consolidated Net Income for such period plus

(b)          the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:

(i)          income and franchise taxes,

(ii)          Consolidated Interest Expense,

(iii)          amortization, depreciation, non-cash stock compensation expense, and other non‑cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future),

(iv)          extraordinary losses (excluding extraordinary losses from discontinued operations), and

(v)          any non-recurring costs, unusual or extraordinary expenses or losses (including (1) losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses and (2) any expenses in connection with the transactions allowed per the Agreement and Loan Documents) and other pro forma adjustments (including anticipated run-rate cost savings and other cost-saving synergies) attributable to a Specified Transaction may be included to the extent that such costs, expenses or adjustments (A) are reasonably expected to be realized within eighteen (18) months of such Specified Transaction as specified in reasonable detail on a certificate of an Authorized Officer of the Borrowers delivered to the Administrative Agent, (B) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrowers and their Subsidiaries, and (C) are both (x) permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 and (y) represent less than twenty percent (20%) of Consolidated EBITDA (determined without giving effect to this clause (v)) in the aggregate;

(iv)          proceeds from any business interruption insurance covering lost profits (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income) less

(c)          the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Consolidated Net Income.

For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis for any period of measurement during which any Specified Transaction has occurred.

“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by each Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated Indebtedness (with all items included under clause (d) of the definition of Indebtedness being valued at their respective Hedge Termination Values) of each Borrower and its Subsidiaries on such date to (b) Consolidated EBITDA for the four fiscal quarters most recently ended.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of each Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that each Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income and (b) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that each Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to such Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to such Borrower as described in clause (a) of this proviso).

“Consolidated Total Assets” means, on any date, all amounts that, in conformity with GAAP, would be included under the caption “total assets” (or any like caption) on the balance sheets of the Borrowers and their Subsidiaries, as determined on a consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity”, other than as used in Section 12.14, means (a) each Borrower, each Subsidiary of a Borrower, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Currencies” means Dollars and each Alternative Currency.

“Daily Rate Loan” means a Loan that bears interest at a rate based on the (i) Base Rate, or (ii) Daily Simple RFR.

“Daily Rate Loan Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) [Revolving Credit Loan Daily Rate Loan Option] or Section 4.1(c)(ii) [Term Loan and Delayed Draw Term Loan Daily Rate Loan Option], as applicable.

“Daily Simple RFR” means, for any day (an “RFR Day”), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (a) the applicable Daily Simple RFR set forth below by (b) a number equal to 1.00 minus the RFR Reserve Percentage:

(a) Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and

(b) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;

provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Daily Simple RFR rate for each outstanding Daily Simple RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrowers of the adjusted Daily Simple RFR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Lookback Days” means, collectively, SONIA Lookback Day and €STR Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple RFR Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii)(2) [Revolving Credit Daily Rate Loan Daily Simple RFR Option].

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR as specified in Section 4.1(b) [Swingline Loan Interest Rate].

“DCAA” means as is specified in Section 6.22 [Government Contracts/Government Subcontracts].

“DCMA” means as is specified in Section 6.22 [Government Contracts/Government Subcontracts].

“DCSA” means as is specified in Section 6.22 [Government Contracts/Government Subcontracts].

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 5.15(b) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or a Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swingline Loan Lender and each Lender.

“Delayed Draw Term Loan Lender” means a Lender holding a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan owing to it.

“Delayed Draw Term Loan” means as is specified in Section 3.3 [Delayed Draw Term Loan Commitments].

“Delayed Draw Term Loan Acquisition” means an Acquisition of a Target pursuant to a Delayed Draw Term Loan Acquisition Agreement and funded by a Delayed Draw Term Loan.

“Delayed Draw Term Loan Acquisition Agreement” means a purchase agreement, by and between the seller and a Loan Party as the purchaser.

“Delayed Draw Term Loan Acquisition Agreement Representations” means such of the representations and warranties made by the seller, or with respect to the Target, in such Delayed Draw Term Loan Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the purchasing Loan Party has (or any affiliate of the Borrowers has) the right to terminate the purchasing Loan Party’s (and/or its) obligations under the Delayed Draw Term Loan Acquisition Agreement or decline to consummate such Delayed Draw Term Loan Acquisition (in each case, in accordance with the terms thereof) as a result of a breach or inaccuracy of such representations and warranties in such Delayed Draw Term Loan Acquisition Agreement.

“Delayed Draw Term Loan Acquisition Documents” means a Delayed Draw Term Loan Acquisition Agreement and all related documents, instruments, agreements and certificates (including all amendments, supplements, schedules and exhibits thereto) executed and/or delivered in connection with a Delayed Draw Term Loan Acquisition.

“Delayed Draw Term Loan Acquisition MAE” will have the meaning ascribed to the term Material Adverse Effect or a similar term in the applicable Delayed Draw Term Loan Acquisition Agreement.

“Delayed Draw Term Loan Acquisition Specified Representations” means the representations and warranties of the Loan Parties as well as the Target and its subsidiaries, as applicable, to be included in a certificate signed by an Authorized Officer, relating to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Loan Documents, full disclosure, the Loan Documents and such Delayed Draw Term Loan Acquisition Documents not conflicting with charter documents, law or material contracts, solvency (as to the Borrowers and their Subsidiaries on a consolidated basis) after giving effect to such Delayed Draw Term Loan Acquisition, Federal Reserve margin regulations, Investment Company Act of 1940, USA PATRIOT Act, beneficial ownership regulations (if applicable), sanctions, anti-terrorism or anti-corruption laws (including, without limitation, OFAC and FCPA), status of the Obligations as senior debt and creation, validity, priority and perfection of security interests in the collateral (subject to Permitted Liens), it being understood that, to the extent the creation or perfection of any security interest in any Collateral relating to the applicable Target cannot be provided on the applicable Delayed Draw Term Loan Funding Date (other than the pledge and perfection of Collateral with respect to which a security interest may be perfected by means of (x) filing a Uniform Commercial Code financing statement, or (y) delivery of certificated securities, after the Loan Parties’ use of commercially reasonable efforts to do so without undue burden or expense, the creation and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of the Delayed Draw Term Loans on the applicable Delayed Draw Term Loan Funding Date but shall be required to be provided forty-five (45) days (or such longer period as the Administrative Agents may agree) after such Delayed Draw Term Loan Funding Date pursuant to arrangements to be mutually agreed), true and correct copies of such Delayed Draw Term Loan Acquisition Documents were delivered, true and correct representations and warranties of the purchasing Loan Party in such Delayed Draw Term Loan Acquisition Documents, and the purchasing Loan Party’s ownership of the Target’s property acquired pursuant to the such Delayed Draw Term Loan Acquisition Documents.

“Delayed Draw Term Loan Availability Period” means the period beginning on the Closing Date and ending on the earlier of (i) the drawing of all Delayed Draw Term Loans pursuant to Section 3.3 [Delayed Draw Term Loan Commitments] and (ii) May 6, 2023; provided that this clause (ii) shall be extended (with no additional Delayed Draw Term Loan Fee or other fees) to November 6, 2023 following notice from the Borrowers to the Administrative Agent requesting such an extension.

“Delayed Draw Term Loan Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Delayed Draw Term Loans,” as such Commitment is thereafter assigned or modified and “Delayed Draw Term Loan Commitments” means the aggregate Delayed Draw Term Loan Commitments of all of the Lenders.

“Delayed Draw Term Loan Facility” means the term loan facility provided pursuant to Section 3.3 [Delayed Draw Term Loan Commitment], Section 3.4 [Nature of Lenders’ Obligations with Respect to Delayed Draw Term Loans; Repayment Terms] and Section 3.5 [Delayed Draw Term Loan Fee].

“Delayed Draw Term Loan Facility Usage” means at any time the sum of the Delayed Draw Term Loans drawn hereunder.

“Delayed Draw Term Loan Fee” means as specified in Section 3.5 [Delayed Draw Term Loan Fee].

“Delayed Draw Term Loan Funding Date” means each date that the Delayed Draw Term Loans are funded.

“Delayed Draw Term Loan Maturity Date” means May 6, 2027.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which do not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which do not constitute Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Facility Termination Date.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Lender, as applicable, from time to time) on the date that is the applicable Daily RFR Lookback Day (for amounts relating to RFR Loans) immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Lender pursuant to clause (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary of a Borrower that is organized under the Laws of any political subdivision of the United States.

“Drawing Date” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(iv) [Assignment and Assumption Agreement], Section 12.8(b)(v) [No Assignment to Certain Persons] and Section 12.8(b)(vi) [No Assignment to Natural Persons] (subject to such consents, if any, as may be required under Section 12.8(b)(iii) [Required Consents]).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, 50% or more in the aggregate, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction on more than a temporary basis; in each case that would reasonably be expected to cause a violation by the Lenders, Administrative Agent or Collateral Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of such property.

“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d)  employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law (other than employee safety), (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by a Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any member of the ERISA Group.

“ERISA Group” means, at any time, any Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with such Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Erroneous Payment” means as is specified in Section 11.15(a) [Erroneous Payments].

“Erroneous Payment Deficiency Assignment” means as is specified in Section 11.15(d) [Erroneous Payments].

“Erroneous Payment Impacted Class” means as is specified in Section 11.15(d) [Erroneous Payments].

“Erroneous Payment Return Deficiency” means as is specified in Section 11.15(d) [Erroneous Payments].

“Erroneous Payment Subrogation Rights” means as is specified in Section 11.15(d) [Erroneous Payments].

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” means any of the events described in Section 10.1 [Events of Default].

“Excluded Hedge Liability” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 5.13 [Replacement of a Lender]) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9(g) [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g) [Status of Lenders], and (d) any U.S. Federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of a Borrower to provide documentation or information to the IRS).

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” means as specified in the opening paragraphs to this Agreement.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(C).

“Expiration Date” means, with respect to the Revolving Credit Commitments, May 6, 2027, as such date may be extended with respect to certain Lenders’ Revolving Credit Commitments pursuant to Section 12.1 [Modifications, Amendments or Waivers].

“Facilities” means the Revolving Credit Facility, the Term Loan Facility and/or the Delayed Draw Term Loan Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the Issuing Lender, including the provision of cash collateral, shall have been made).

“FAR” means as is specified in Section 6.22 [Government Contracts/Government Subcontracts].

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” means as is specified in the definition of Lender Provided Foreign Currency Hedge.

“Foreign Lender” means (i) if each Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if each Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of a Borrower that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fraudulent Transfer Laws” has the meaning assigned to it in Section 12.15(g) [Savings Clause].

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

“Government” and “Governmental Authority” means the United States government, any state government, any local government, any municipality, any department, instrumentality or any agency of the United States government, any state government or any local government or any intergovernmental agency or quasi-governmental agency.

"Government Contract Assignments” shall have the meaning attributed to such term in Section 8.17 of this Agreement.

“Government Contracts” mean, individually or collectively as the context may require, (i) any contract entered into between any Loan Party or any of their Subsidiaries and an agency of the Government; and (ii) written subcontracts at any tier between any Loan Party or any of their Subsidiaries and another entity that holds either a Prime Contract with a Government or a subcontract under a prime contract with the Government, in any case including any task orders or delivery orders issued under, or any modifications to, any such prime contract or subcontract (a “Government Subcontract”). The terms “Government Contracts” and “Government Subcontract” shall also include any offer, proposal or quote for good or services to be delivered by any Loan Party or any of their Subsidiaries that if awarded by a Government would lead to a Government Contract.

“Government Subcontract” shall have the meaning attributed to such term under the definition of “Government Contract”.

“Guarantors” means, collectively, (a) each Material Domestic Subsidiary of each Borrower, and (b) any other Person that is from time to time party to the Guaranty Agreement or any other agreement pursuant to which it guarantees the Obligations or any portion thereof.

“Guaranty” or “Guarantee” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent in good faith.

“Guaranty Agreement” means the Amended and Restated Continuing Agreement of Guaranty and Suretyship, dated of even date herewith, executed and delivered by each of the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.

“Guaranty Joinder” means a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit B.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law (other than employee safety).

“Hedge Bank” means any Person that, at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.

“Hedge Liabilities” means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hedge Termination Value” means, in respect of any one or more interest rate hedges, commodity hedges and/or foreign currency hedges, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate hedges, commodity hedges and/or foreign currency hedges, (a) for any date on or after the date such interest rate hedges, commodity hedges and/or foreign currency hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such interest rate hedges, commodity hedges and/or foreign currency hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such interest rate hedges, commodity hedges and/or foreign currency hedges (which may include an interest rate hedge bank, a commodity hedge bank or foreign currency hedge bank, as applicable).

“Increased Amount Date” means as is specified in Section 5.17 [Incremental Loans].

“Incremental Equivalent Debt” means Indebtedness in an amount not to exceed $300,000,000 (provided that any amount of Incremental Equivalent Debt funded pursuant to the terms of this Agreement shall reduce the total aggregate principal amount for all Incremental Loan Commitments permitted to be incurred hereunder on a dollar-for-dollar basis), incurred by any Loan Party consisting of the issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case, in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, a “pari passu” intercreditor agreement in form and substance satisfactory to the Administrative Agent; provided that such Incremental Equivalent Debt shall be subject to the requirements set forth in Section 5.17 applicable to Incremental Term Loan Commitments mutatis mutandis, except that (a) the requirements set forth in Section 5.17(b)(vi)(1)(I) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Section 5.17(b)(vi)(1)(I) mutatis mutandis and (b) such Incremental Equivalent Debt shall not be subject to the requirements set forth Section 5.17(b)(vi)(1)(II) (other than with respect to any Incremental Equivalent Debt in the form of term loans secured by the Collateral on a pari passu basis with the Term Loans, which shall be subject to Section 5.17(b)(vi)(1)(II) mutatis mutandis).

“Incremental Lender” means as is specified in Section 5.17 [Incremental Loans].

“Incremental Loan Commitments” means as is specified in Section 5.17 [Incremental Loans].

“Incremental Loans” means as is specified in Section 5.17 [Incremental Loans].

“Incremental Revolving Credit Commitment” means as is specified in Section 5.17 [Incremental Loans].

“Incremental Revolving Credit Increase” means as is specified in Section 5.17 [Incremental Loans].

“Incremental Term Loan” means as is specified in Section 5.17 [Incremental Loans].

“Incremental Term Loan Commitment” means as is specified in Section 5.17 [Incremental Loans].

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (a) borrowed money, (b) the principal component of obligations evidenced by notes, bonds, debentures or similar instruments, (c) obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (d) net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (e) all Attributable Indebtedness, (f) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (g) any Guaranty of Indebtedness of a type referred to in clauses (a) through (f) above (in the case of Guarantees of the Indebtedness of any Loan Party, without duplication of such Indebtedness), and (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” means as is specified in Section 12.3(b) [Indemnification by the Borrowers].

“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non‑confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Period” means the period of time selected by a Borrower in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans, Term Loans or Delayed Draw Term Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition, and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one, three or six Months. Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if a Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to a Term Rate Loan Option if a Borrower is renewing or converting to a Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” means as is specified in the definition of Lender Provided Interest Rate Hedge.

“Interest Rate Option” means any Term Rate Loan Option, Base Rate Option or Daily Rate Loan Option.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be adjusted to give effect to any repayments of principal in the case of any Investment in the form of a loan (or guarantee) and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

“IOSCO Principles” means the International Organization of Securities Commissions’ (IOSCO) Principles for Financial Benchmarks, as the same may be amended or supplemented from time to time.

“IP Security Agreements” means the Amended and Restated Patent Security Agreement, Amended and Restated Trademark Security Agreement and Amended and Restated Copyright Security Agreement, each dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means (a) PNC (through itself or through one of its designated Affiliates or branch offices), in its individual capacity as issuer of Letters of Credit hereunder, (b) Bank of America, N.A. (through itself or through one of its designated Affiliates or branch offices), in its individual capacity as issuer of Letters of Credit hereunder, (c) Citizens Bank, N.A. (through itself or through one of its designated Affiliates or branch offices), in its individual capacity as issuer of Letters of Credit hereunder, (d) TD Bank, N.A. (through itself or through one of its designated Affiliates or branch offices), in its individual capacity as issuer of Letters of Credit hereunder, (e) Wells Fargo Bank, N.A. (through itself or through one of its designated Affiliates or branch offices), in its individual capacity as issuer of Letters of Credit hereunder, (f) any other Lender that the Borrowers, the Administrative Agent and such Lender agree may from time to time issue Letters of Credit hereunder, and (g) with respect to the Existing Letters of Credit, PNC and Citizens Bank, N.A., in their capacity as issuers thereof.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Judgment Currency” means as is specified in Section 12.16 [Judgment Currency].

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“LCA Election” means as is specified in Section 1.7 [Limited Condition Acquisitions].

“LCA Test Date” means as is specified in Section 1.7 [Limited Condition Acquisitions].

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 5.17 [Incremental Loans].

“Lender Provided Foreign Currency Hedge” means a Foreign Currency Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3 [Application of Proceeds].

“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3 [Application of Proceeds].

“Lenders” means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not the Issuing Lender.

“Lending Office” means, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means as is specified in Section 2.8(a) [Issuance of Letters of Credit]. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. Letters of Credit may only be issued in Dollars.

“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Letter of Credit Fee” means as is specified in Section 2.8(b) [Letter of Credit Fees].

“Letter of Credit Obligation” means, as of any date of determination, the aggregate Dollar Equivalent of the stated amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i) [Issuance of Letters of Credit].

“Leverage Ratio Step Up” means as is specified in Section 9.14 [Maximum Consolidated Leverage Ratio].

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement authorized by a Loan Party or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“LLC Division” means, in the event a Borrower or Guarantor is a limited liability company or limited partnership, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies and/or limited partnerships (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies or limited partnerships organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

“Loan Documents” means this Agreement, the Contribution Agreement, the Administrative Agent’s Letter, the Collateral Documents, the Guaranty Agreement, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan Request” means as is specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals].

“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans, Swingline Loans, Term Loans and the Delayed Draw Term Loans or any Revolving Credit Loan, Swingline Loan, Term Loan or the Delayed Draw Term Loan.

“Material Adverse Change” means any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Contract” means, as of any date of determination and individually or collectively as the context may require, any or all of the following: (a) any Government Contract or other contract or agreement of any Loan Party or any of their Subsidiaries, pursuant to which, after giving effect to any and all applicable options, renewals, extensions and other similar rights of such Loan Party or Subsidiary to extend the term and/or increase the value of such Government Contract or other contract or agreement, only if and when such right has actually been exercised pursuant to its terms and has been funded or appropriated, such Loan Party or Subsidiary would be entitled to receive payments and/or other compensation having an aggregate remaining value in excess of $50,000,000, and (b) any Government Contract or other contract or agreement of any Loan Party or any of their Subsidiaries pursuant to which, after giving effect to any and all applicable funded or appropriated options, renewals, extensions and other similar rights to extend the term and/or increase the value of such Government Contract or other contract or agreement, only if and when such right has actually been exercised pursuant to its terms and has been funded or appropriated, any Loan Party or any of their Subsidiaries is obligated to make payments or have any other obligation or liability thereunder (direct or contingent) in excess of $25,000,000.00, in the aggregate, or which, as a result of any reasonably anticipated act, event, circumstance or condition arising thereunder, relating thereto or contemplated thereby, could reasonably be expected to result in a Material Adverse Change.

“Material Domestic Subsidiary” means, as of any date of determination, any Domestic Subsidiary which owns more than five percent (5%) of Consolidated Total Assets, or generates more than five percent (5%) of the consolidated revenues of ICF and its Subsidiaries, taken as a whole.

“Material Foreign Subsidiary” means, as of any date of determination, any Foreign Subsidiary which owns more than five percent (5%) of Consolidated Total Assets, or generates more than five percent (5%) of the consolidated revenues of ICF and its Subsidiaries, taken as a whole.

“Material Permitted Acquisition” means a Permitted Acquisition or a series of Permitted Acquisitions occurring within the same fiscal quarter with an aggregate consideration equal to or greater than $100,000,000.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrowers for which financial statements have been delivered pursuant to Section 8.12 [Reporting Requirements] (or, prior to the first delivery thereof after the Closing Date, the most recent Statements).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Month”, with respect to an Interest Period under the Term Rate Loan Option, means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Term Rate Loan Option Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which a Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which a Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

“Net Cash Proceeds” means with respect to any Asset Disposition, the excess, if any, of (i) the sum of cash and Cash Equivalents received by the Loan Parties in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents and any secured Incremental Equivalent Debt), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrowers and their Subsidiaries in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, and (D) any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Disposition; provided that upon release of any such escrow or reserve to the Borrowers or any of their Subsidiaries, the amount released shall be considered Net Cash Proceeds.

“Net Liquidity” means, on any date of determination with respect to the Loan Parties and their Subsidiaries (on a Pro Forma Basis if applicable), the sum of (a) cash and Cash Equivalents, determined on a consolidated basis in accordance with GAAP, excluding cash and Cash Equivalents held by any Subsidiary that is not a Guarantor and that may not be distributed to a Loan Party as a result of requirements of Law or enforceable contractual restrictions and (b) the aggregate principal amount of Revolving Credit Loans available to be borrowed under this Agreement and in such amount that would not cause the Borrowers to fail to be in Pro Forma Compliance with Section 9.14 [Maximum Consolidated Leverage Ratio] (after giving effect to any existing, or if requested being measured for purposes of “Permitted Acquisition”, any requested, Leverage Ratio Step Up).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

"Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

“Notes” means collectively, and “Note” means separately, the promissory notes in the form of Exhibit C evidencing the Revolving Credit Loans, in the form of Exhibit D evidencing the Swingline Loan, in the form of Exhibit E-1 evidencing the Term Loans and in the form of Exhibit E-2 evidencing the Delayed Draw Term Loans.

“Obligation” means any obligation or liability of any of the Loan Parties or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Erroneous Payment Subrogation Rights, (d) any Lender Provided Foreign Currency Hedge, and (e) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” means as is specified in Section 2.8(h) [Liability for Acts and Omissions].

“Ordinary Course Payments” shall mean (a) transfer pricing payments made directly by any Loan Party and their respective Subsidiaries to any other Loan Party, or their respective Subsidiary, in the ordinary course of such Loan Party’s or its Subsidiaries’ business, and (b) payments made directly by any Loan Party or their respective Subsidiary to any other Loan Party or their respective Subsidiary; provided that any such payments are made (i) in the ordinary course of such Loan Party’s or its Subsidiaries’ business, (ii) for products actually delivered or services actually performed, (iii) pursuant to an “arm’s length” transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party), and (iv) without violating any other term or provision of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” means agreements or other arrangements entered into between any Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13 [Replacement of a Lender]).

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Participant” means as is specified in Section 12.8(d) [Participations].

“Participant Register” means as is specified in Section 12.8(d) [Participations].

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Advance” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Payment Date” means the first day of each calendar quarter after the Closing Date and on the Expiration Date or upon acceleration of the Notes.

“Payment Recipient” means as is specified in Section 11.15(a) [Erroneous Payments].

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which any Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).

“Permitted Acquisition” means an Acquisition (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) substantially as conducted and operated by any Loan Party or Subsidiary as of the Closing Date and businesses substantially related, incidental or ancillary thereto, in each case so long as, either (A) the Administrative Agent and the Required Lenders expressly consent to such Acquisition in writing in accordance with Section 12.1 [Modifications, Amendments or Waivers], or (B) each of the following conditions are satisfied:

(a)         no Potential Default or Event of Default shall then exist or would exist after giving effect thereto;

(b)         the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, (i) the Loan Parties are in Pro Forma Compliance and (ii) the Consolidated Leverage Ratio shall be 0.25 to 1.00 less than the then applicable level specified in Section 9.14 [Maximum Consolidated Leverage Ratio], calculated using the same Measurement Period used to determine Pro Forma Compliance;

(c)         the Administrative Agent shall be satisfied that as and to the extent required by (and, unless otherwise required by the Administrative Agent by an earlier time no earlier than the consummation of such Acquisition, within the time period set forth in) the Loan Documents, it shall receive, in connection with such Acquisition, in accordance with Section 8.8 [Additional Subsidiaries], a first priority perfected security interest in all personal property (including, without limitation, Equity Interests, but subject to any exclusions set forth the Collateral Documents) acquired with respect to the Target and a Guaranty Joinder and it shall have received upon the effectiveness of such Acquisition, all required joinder documentation from the Target and each of its applicable Subsidiaries, in each case to the extent that the foregoing constitute Material Domestic Subsidiaries;

(d)         (i) for a Permitted Acquisition of less than or equal to $50,000,000, the Administrative Agent and the Lenders shall have received not less than five (5) Business Days prior to the consummation of any such Acquisition (x) a description of the material terms of such Acquisition, and (y) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target (and its Subsidiaries) that may be reasonably requested by the Administrative Agent, and (ii) for a Permitted Acquisition in excess of $50,000,000, the Administrative Agent and the Lenders shall have received not less than five (5) Business Days prior to the consummation of any such Acquisition (x) consolidated projected income statements of the Borrowers and their Subsidiaries (after giving effect to such Acquisition), and (y) (A) a description of the material terms of such Acquisition, and (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target (and its Subsidiaries) for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, in each case, so long as such periods are closed and such financials are reasonably available and (iii) for any Permitted Acquisition, not less than five (5) Business Days prior to the consummation of any Permitted Acquisition, the Administrative Agent and the Lenders shall have received a Permitted Acquisition Certificate, executed by an Authorized Officer of each Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement. Notwithstanding anything else contain in this Agreement, a Leverage Ratio Step Up needs to be requested in connection with the delivery of the applicable Permitted Acquisition Certificate; provided that such request for a Leverage Ratio Step Up shall only be applicable for a Material Permitted Acquisition;

(e)         such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target; and

(f)         after giving effect to such Acquisition and any Loans made in connection therewith, the Borrowers’ Net Liquidity shall be at least $100,000,000.

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Factoring Property” means accounts receivable and any other rights that are customarily transferred in connection with factoring of accounts receivable.

“Permitted Factoring Transaction” means any sale of Permitted Factoring Property by any Borrower or any Subsidiary pursuant to a factoring arrangement that is non-recourse (except for representations, warranties, covenants, repurchase obligations and indemnities, in each case, that are reasonably customary in connection with such an arrangement) to any Borrower or any Subsidiary, subject to the limitations set forth in this Agreement.

“Permitted Investments” means:

(a)         direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in 365 days or less from the date of acquisition;

(b)         short-term commercial paper maturing in 180 days or less from the date of acquisition thereof, rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(c)         demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(d)         fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a commercial bank whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s;

(e)         money market or mutual funds whose investments are limited to those types of investments described in clauses (a)‑(d) above;

(f)         investments made under the Cash Management Agreements or under cash management agreements with any other Lenders;

(g)         cash equivalents outside of the United States, but only to the extent comparable to any other cash equivalent investment described herein; and

(h)         other short term liquid investments approved in writing by the Administrative Agent from time to time.

“Permitted Liens” means the Liens permitted by Section 9.2 [Liens].

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Borrower or any member of the ERISA Group or any such Plan to which a Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreement” means the Amended and Restated Pledge Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“PNC” means PNC Bank, National Association, its successors and assigns.

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Contractor” means any Person (other than a Loan Party or any of their Subsidiaries) that is a party to any Government Subcontract.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means, with respect to any Currency, the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania, or such other address with respect to such Currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)         all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b)         non-recurring costs, extraordinary expenses and other pro forma adjustments (including anticipated run-rate cost savings and other cost-saving synergies) attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments (i) are reasonably expected to be realized within eighteen (18) months of such Specified Transaction as specified in reasonable detail on a certificate of an Authorized Officer of the Borrowers delivered to the Administrative Agent, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrowers and their Subsidiaries, and (iii) are both (x) permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 and (y) represent less than twenty percent (20%) of Consolidated EBITDA (determined without giving effect to this clause (b) in the aggregate); provided that the foregoing costs, expenses, adjustments, cost savings and other synergies shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Potential Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“QFC Credit Support” means as is specified in Section 12.14 [Acknowledgement Regarding Any Supported QFCs].

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Ratable Share” means:

(a)         with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders; provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(b)         with respect to a Lender’s obligation (x) to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all of the Lenders; provided that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans and (y) to receive payments, interest, and fees related to Term Loans, the proportion that such Lender’s Term Loans bears to the Term Loans of all of the Lenders;

(c)         with respect to a Lender’s obligation (x) to make Delayed Draw Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Delayed Draw Term Loan Commitment bears to the Delayed Draw Term Loan Commitments of all of the Lenders; provided that, if the Delayed Draw Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Delayed Draw Term Loan Commitments of the Lenders and not the amount of their Delayed Draw Term Loans and (y) to receive payments, interest, and fees related to Delayed Draw Term Loans, the proportion that such Lender’s Delayed Draw Term Loans bears to the Delayed Draw Term Loans of all of the Lenders; and

(d)         with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus Term Loan plus Delayed Draw Term Loan, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans plus Delayed Draw Term Loans of all Lenders; provided, however, that (A) if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments, (B) if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments and not the current amount of the Term Loans, subject to Section 5.15 [Defaulting Lenders], and (C) if the Delayed Draw Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Delayed Draw Term Loan Commitments and not the current amount of the Delayed Draw Term Loans, subject to Section 5.15 [Defaulting Lenders].

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party.

“Reference Time” means, with respect to any setting of any then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

"Reimbursement Obligation” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Removal Effective Date” means as is specified in Section 11.6(b) [Resignation of Administrative Agent].

“Reportable Compliance Event” means that any Covered Entity (a) becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, or enters into a settlement with an Official Body in each case in connection with any applicable sanctions or other Anti‑Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or violates any Anti-Terrorism Law or Anti-Corruption Law; or (b) engages in a transaction that is reasonably likely to cause Lenders, Administrative Agent, or Collateral Agent to be in violation of any Anti-Terrorism Law or Anti-Corruption Law.

“Required Lenders” means:

(a)         If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(b)         If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (i) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations and outstanding Swingline Loans of the Lenders (excluding any Defaulting Lender), (ii) the aggregate outstanding amount of any Term Loans and (iii) the aggregate amount of the Delayed Draw Term Loan Commitments of the Lenders (excluding any Defaulting Lender) or, after the expiration or termination of the Delayed Draw Term Loan Commitments, the aggregate outstanding amount of any Delayed Draw Term Loans (excluding any Defaulting Lender).

“Required Share” means as is specified in Section 5.11 [Settlement Date Procedures].

“Resignation Effective Date” means as is specified in Section 11.6(a) [Resignation of Administrative Agent].

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in a Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in a Borrower or any option, warrant or other right to acquire any such Equity Interests in a Borrower.

“Revaluation Date” means (a) with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to each Borrowing Tranche of a Daily Rate Loan denominated in an Alternative Currency, each date such Daily Rate Loan is outstanding.

“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2 [Revolving Credit and Swingline Loan Facilities].

“Revolving Credit Loans” means, collectively, and Revolving Credit Loan means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.8(c) [Disbursements, Reimbursement].

“Revolving Facility Usage” means at any time the sum of the Dollar Equivalent of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.

"RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, and (b) Euro, €STR.

"RFR Adjustment” means with respect to RFR Loans, the adjustment set forth in the table below corresponding to such Alternative Currency for the corresponding Daily Simple RFR Option:

Currency	Adjustment to Daily Simple RFR	Adjustment to Term RFR
Euros	0.0456%	0.0456%
Sterling	0.0326%	0.0326%

“RFR Administrator” means the SONIA Administrator or the €STR Administrator, as applicable.

“RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euro, a TARGET Day, and (ii) Sterling, a day on which banks are open for general business in London.

“RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR or, after the replacement of the then-current Benchmark for any Currency for all purposes hereunder or under any Loan Document with Term RFR pursuant to Section 4.4(d), Term RFR for such Currency, as the context may require.

“RFR Reserve Percentage” means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to RFR Loans.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of sanctions administered by OFAC.

“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Security Agreement” means the Amended and Restated Security Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Settlement Date” means the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means the following:

SOFR Adjustment	Interest Period
0.10000% (10 basis points)	For a 1-month Interest Period
0.15000% (15 basis points)	For a 3-month Interest Period
0.25000% (25 basis points)	For a 6-month Interest Period

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Solvent” or “Solvency” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Disposition” means any Asset Disposition having gross sales proceeds in excess of $20,000,000.

“Specified Transactions” means (a) any Specified Disposition, and (b) any Permitted Acquisition.

“SPV” means any special purpose entity established in connection with any Permitted Factoring Transaction.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Loan Parties or Subsidiaries thereof, contingent or otherwise, which finance the working capital and business needs of the Loan Parties or Subsidiaries thereof incurred in the ordinary course of business.

“Statements” means as is specified in Section 6.6(a) [Historical Statements].

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subsidiary”, of any Person, at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries.

“Supported QFC” means as is specified in Section 12.14 [Acknowledgement Regarding Any Supported QFCs].

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to each Borrower pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof in an aggregate principal amount up to $75,000,000.

“Swingline Loan Lender” means PNC (or any of its designated branch offices or Affiliates), in its capacity as a lender of Swingline Loans.

“Swingline Loan Note” means the Swingline Loan Note of each Borrower in the form of Exhibit D evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) [Swingline Loan Requests] hereof.

“Swingline Loans” means, collectively, and Swingline Loan means, separately, all Swingline Loans or any Swingline Loan made by PNC to each Borrower pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof. All Swingline Loans shall be denominated in Dollars.

“Target” means as is specified in the definition of Permitted Acquisition.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Lender” means a Lender holding a Term Loan.

“Term Loan” means as is specified in Section 3.1 [Term Loan Commitments]; “Term Loans” means, collectively, all of the Term Loans.

“Term Loan Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and Term Loan Commitments means the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Facility” means the term loan facility provided pursuant to Section 3.1 [Term Loan Commitments] and Section 3.2 [Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms].

“Term Loan Maturity Date” means (a) with respect to the initial Term Loans, May 6, 2027, and (b) with respect to any Incremental Term Loans, the date set forth in the relevant Lender Joinder Agreement with respect to such Incremental Term Loans, in each case as such date may be extended with respect to certain Lenders’ Term Loans pursuant to Section 12.1 [Modifications, Amendments or Waivers].

“Term Rate Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate or Term RFR.

“Term Rate Loan Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i) [Revolving Credit Loan Term Rate Loan Option] or Section 4.1(c)(i) [Term Loan and Delayed Draw Term Loans Term Rate Loan Option], as applicable.

“Term RFR” means, with respect to Euros or Sterling for any Interest Period, a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Term RFR Forward Looking Rate by dividing (a) the applicable Term RFR Forward Looking Rate by (b) a number equal to 1.00 minus the Term RFR Reserve Percentage; provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Term RFR for each outstanding Term RFR Loan shall be adjusted automatically as of the effective date of any change in the Term RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrowers of the adjusted Term RFR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Term RFR Forward Looking Rate” means, with respect to Euros or Sterling for any Interest Period, the forward-looking term rate for a period comparable to such Interest Period based on the RFR for such Currency that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative.

“Term RFR Loan” means a Loan that bears interest based on Term RFR.

“Term RFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term RFR Transition Event.

“Term RFR Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i)(2) [Revolving Credit Term RFR Option].

“Term RFR Transition Date” means, in the case of a Term RFR Transition Event, the date that is set forth in the Term RFR Notice provided to the Lenders and the Borrowers pursuant to Section 4.4(d)(i)(2), which date shall be at least 30 (thirty) calendar days from the date of the Term RFR Notice.

“Term RFR Transition Event” means, with respect to Euros or Sterling for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such Currency is determinable for each Available Tenor, (b) the administration of such Term RFR is administratively feasible for the Administrative Agent, (c) the RFR Administrator publishes, publicly announces or makes publicly available that such Term RFR is administered in accordance with the IOSCO Principles, (d) such Term RFR is used as a benchmark rate in at least five currently outstanding syndicated credit facilities denominated in the applicable Currency (and such syndicated credit facilities are identified and are publicly available for review) and (e) such Term RFR is recommended for use by a Relevant Governmental Body.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrowers on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Loan” means a Loan that bears interest based on Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i)(1) [Revolving Credit Term SOFR Rate Option] or Section 4.1(c)(i)(1) [Term Loan and Delayed Draw Term Loan Term SOFR Rate Option], as applicable.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Type”, when used in reference to any Loan or Borrowing Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to (a) the Base Rate, (b) Term SOFR Rate, or (c) prior to the Term RFR Transition Date with respect to Euros or Sterling, the Daily Simple RFR for such Currency or, on and after the Term RFR Transition Date with respect to any such Currency, the Term RFR for such Currency.

“UCP” means as is specified in Section 12.11(a) [Governing Law].

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” means as is specified in Section 12.14 [Acknowledgement Regarding Any Supported QFCs].

“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(2)(III) [Status of Lenders].

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2         Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (i) the words “asset” and “property” shall be construed to have the same meaning and effect; and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time, (m) any reference to “the Issuing Lender” in respect of any Letter of Credit shall, unless otherwise specified, refer to the Issuing Lender that issued such Letter of Credit, and (n) any reference to “Consolidated EBITDA” shall, unless otherwise specified, refer to Consolidated EBITDA as of the end of the period of the most recently ended four fiscal quarters (for which financial statements have been or are required to be delivered pursuant to the Section 8.12) at the time of determination.

1.3         Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.6(a) [Historical Statements]. Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either a Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the ICF and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

1.4         Benchmark Replacement Notification. Section 4.4 [Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, Daily Simple RFR or Term RFR for any applicable currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple RFR or Term RFR for any applicable currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.5         Exchange Rates; Currency Equivalents.

(a)         The Administrative Agent shall determine the Dollar Equivalent amounts of Loans denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)         Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount, as determined by the Administrative Agent or the Issuing Lender, as the case may be. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.

1.6         Co-Borrowers. For purposes of this Agreement and the other Loan Documents, each Borrower (i) authorizes each co-Borrower to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement and any other Loan Document for the benefit of each Borrower and (ii) authorizes the Administrative Agent and each Lender to treat such requests, notices, certificates or consents given or made by such co-Borrower to have been made, given or furnished by each Borrower for purposes of this Agreement and any other Loan Document. Any request, notice, certificate, or consent required to be given by or to the Borrowers shall be satisfied if the request, notice, certificate or consent is given to or by any Borrower, whether or not specifying to be given to or by such Borrower on behalf of any other Borrower. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by any Borrower pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, each Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by any Borrower shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as if the same had been made directly by each Borrower.

1.7         Limited Condition Acquisitions. In connection with any action being taken in connection with a Delayed Draw Term Loan Acquisition, for purposes of

(a)          determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or metric,

(b)          determining the accuracy of representations and warranties and/or whether a Potential Default or Event of Default shall have occurred and be continuing (or any subset of Potential Defaults or Events of Default),

(c)          testing availability under baskets set forth in this Agreement (including those measured as a percentage of Consolidated EBITDA or total assets), in each case, at the option of the Borrowers (and, if the Borrowers elect to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreement for such Delayed Draw Term Loan Acquisition is executed) (the Borrowers’ election to exercise such option in connection with any Delayed Draw Term Loan Acquisition, an “LCA Election”), then notwithstanding anything else to the contrary contained in this Agreement, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Delayed Draw Term Loan Acquisition are entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Delayed Draw Term Loan Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four fiscal quarters then ended prior to the LCA Test Date for which consolidated financial statements of the Borrowers are available, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratio, representation, warranty, absence of default or event of default or basket, such ratio, representation, warranty, absence of default or event of default or basket shall be deemed to have been complied with. If the Borrowers have made an LCA Election for any Delayed Draw Term Loan Acquisition, then in connection with any subsequent calculation of any basket availability with respect to the incurrence of Indebtedness, the grant of Liens, or the making of Investments, Restricted Payments, Asset Dispositions, mergers and consolidations or other transfer of all or substantially all of the assets of Borrowers or any of their Subsidiaries on or following the relevant LCA Test Date and prior to the earlier of the date on which such Delayed Draw Term Loan Acquisition is consummated or the definitive agreement for such Delayed Draw Term Loan Acquisition is terminated or expires without consummation of such Delayed Draw Term Loan Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming both that such Delayed Draw Term Loan Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and have not been consummated. For the avoidance of doubt, if the Borrowers have exercised their option pursuant to the foregoing and any Potential Default or Event of Default occurs following the LCA Test Date (including any new LCA Test Date) for the Delayed Draw Term Loan Acquisition and prior to or on the date of the consummation of the Delayed Draw Term Loan Acquisition, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with the Delayed Draw Term Loan Acquisition is permitted under this Agreement.

ARTICLE 2
REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES

2.1         Revolving Credit Commitments.

(a)         Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans in Dollars or in one or more Alternative Currencies to the Borrowers at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments and (iii) the Revolving Facility Usage denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1. Revolving Credit Loans may be Daily Rate Loans or Term Rate Loans, as further provided herein.

(b)         Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 [Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans] with respect to Swingline Loans, PNC may, at its option, cancelable at any time for any reason whatsoever (subject to the terms of the Cash Management Agreements), make swingline loans in Dollars (the “Swingline Loans”) to the Borrowers at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount not to exceed the Swingline Loan Commitment; provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1(b). Swingline Loans shall be Daily Simple SOFR Loans, as further provided herein.

2.2         Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3         Commitment Fees. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Margin for Commitment Fee for such day (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swingline Loans); provided that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4         Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; provided, further, that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to the Dollar Equivalent of $5,000,000, or a whole multiple of the Dollar Equivalent thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5         Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests.

(a)         Revolving Credit Loan Requests; Conversions and Renewals. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans, Term Loans or Delayed Draw Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time,

(i)         three (3) Business Days prior to the proposed Borrowing Date (or such lesser period acceptable to the Administrative Agent) with respect to the making of Revolving Credit Loans denominated in Dollars to which the Term SOFR Rate Option applies or the conversion to or the renewal of such Interest Rate Option for any Revolving Credit Loans denominated in Dollars;

(ii)         four (4) Business Days prior to the proposed Borrowing Date (or such lesser period acceptable to the Administrative Agent and the Lenders) with respect to the making of Revolving Credit Loans denominated in Alternative Currencies to which the Daily Simple RFR Option or Term RFR Option applies, the conversion to a Daily Simple RFR Option or Term RFR Option, or the renewal of a Term RFR Option for any Revolving Credit Loans denominated in Alternative Currencies; and/or

(iii)         the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan,

in each case, of a duly completed request therefor substantially in the form of Exhibit G or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the Currency, the Type, and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of the Dollar Equivalent of $500,000 and not less than the Dollar Equivalent of $1,000,000 for each Borrowing Tranche under a Term Rate Loan Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under a Daily Rate Loan Option. If no election as to Currency is specified in the applicable Loan Request, then the requested Loans shall be made in Dollars.

(b)         Swingline Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall be not less than $100,000 (or such lesser amount agreed to by the Swingline Loan Lender).

2.6         Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.

(a)         Making Revolving Credit Loans. The Administrative Agent shall, no less than one (1) Business Day before the effective date of the election made pursuant to a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by a Borrower, including the Currency in which such Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan in the requested Currency (in the case of Alternative Currency Loans, in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.3 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in Same Day Funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b) [Presumptions by the Administrative Agent].

(b)         Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate Currency with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, at the interest rate applicable to Loans under the Base Rate Option, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable (and in each case without duplication of any amount otherwise payable by the Borrowers with respect thereto). If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)         Making Swingline Loans. So long as PNC makes Swingline Loans, PNC shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b) [Swingline Loan Requests], fund such Swingline Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. Eastern Time on the Borrowing Date. A Swingline Loan Note shall, if required by PNC, evidence the Swingline Loans.

(d)         Repayment of Revolving Credit Loans. The Borrowers shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date.

(e)         Borrowings to Repay Swingline Loans.

(i)         PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon; provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Daily Simple SOFR rate and shall be deemed to have been properly requested in accordance with Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] or in Section 7.3 [Each Loan or Letter of Credit] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.

(ii)         If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)         Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.6(c) [Making Swingline Loans], without the requirement for a specific request from a Borrower pursuant to Section 2.5(b) [Swingline Loan Requests], PNC as the Swingline Loan Lender may make Swingline Loans to the Borrowers in accordance with the provisions of the agreements between the Borrowers and such Swingline Loan Lender relating to the Borrowers’ deposit, sweep and other accounts at such Swingline Loan Lender and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.6(f) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.1(b) [Swingline Loan Commitment], (ii) not be subject to the limitations as to individual amount specified in Section 2.5(b) [Swingline Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times specified in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swingline Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6(e) [Borrowings to Repay Swingline Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2.

2.7         Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Loans, Term Loans and Delayed Draw Term Loans made to them by each Lender, together with interest thereon, shall be, if requested by such Lender, evidenced by a revolving credit Note, a swing Note and a term Note, dated the Closing Date (if requested prior to the Closing Date), payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment, Swingline Loan Commitment, Term Loan Commitment or Delayed Draw Term Loan Commitments, as applicable, of such Lender.

2.8         Letter of Credit Subfacility.

(a)         Issuance of Letters of Credit. Each Borrower or any other Loan Party may at any time prior to the Expiration Date request the issuance of a letter of credit denominated in Dollars (each, a “Letter of Credit”) for its own account or the account of another Loan Party or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 11:00 a.m. Eastern Time at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance (provided that to the extent of any conflict between such form of application and this Agreement, this Agreement shall control). Each Letter of Credit shall be a Standby Letter of Credit (and may not be a commercial letter of credit). Each Borrower or any Loan Party shall authorize and direct the Issuing Lender to name such Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.

As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(i)         Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall have a maximum maturity of twelve (12) months from the date of issuance (provided that Letters of Credit with a maturity of twelve (12) months from the date of issuance may provide for the renewal thereof for additional twelve (12) month periods (which shall in no event extend beyond five (5) Business Days prior to the Expiration Date (unless Cash Collateralized on terms reasonably acceptable to the Issuing Lender))); and provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $100,000,000 (the “Letter of Credit Sublimit”), or (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by a Borrower for the issuance, amendment (other than any amendment reducing the face amount of a Letter of Credit or accelerating the maturity thereof) or extension of a Letter of Credit shall be deemed to be a representation by such Borrower that it shall be in compliance with the preceding sentence and with Article 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to such Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrowers hereby grant to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(ii)         Notwithstanding Section 2.8(a)(i), the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or request that such Issuing Lender refrain from, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, or any such order, judgment, or decree, or Law, request, or directive, shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more then existing policies of the Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Issuing Lender Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)         Letter of Credit Fees. The Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Letters of Credit times the daily stated amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily stated amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable in Dollars quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay (in Dollars) to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then-in-effect customary fees and administrative expenses (including but not limited to any documentary and processing charges) payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, presentment, renewal, extension, cancellation, and administration of Letters of Credit.

(c)         Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)         In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that the Borrowers shall have received such notice by 12:00 noon on the Drawing Date, they shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 2:00 p.m. on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender (or otherwise by 12:00 noon on the day after such notice is received by the Borrowers). In the event the Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 2:00 p.m. on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Lenders in Dollars under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, in each case, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 7.3 [Each Loan or Letter of Credit] other than any notice requirements and such Lenders shall be irrevocably and unconditionally obligated to fund such participations in the reimbursement obligations on a pro rata basis. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to this Section 2.8(c) [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Overnight Bank Funding Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).

(iii)         With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8(c)(i), because of a failure on the part of a Borrower to satisfy the conditions specified in Section 7.3 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).

(d)         Repayment of Participation Advances.

(i)         Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii)         If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Bank Funding Rate in effect from time to time.

(e)         Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)         Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)         Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i)         any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)         the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Section 2.1 [Revolving Credit Commitments], Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], Section 2.6 [Making Revolving Credit Loans and Swingline Loans; Etc.] or Section 7.3 [Each Loan or Letter of Credit] or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c) [Disbursements, Reimbursement];

(iii)         any lack of validity or enforceability of any Letter of Credit;

(iv)         any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)         the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)         payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)         the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)         any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)         any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)         any breach of this Agreement or any other Loan Document by any party thereto;

(xi)         the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)         the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)         the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)         any other circumstance or happening whatsoever (other than failure to pay a Letter of Credit in accordance with its terms), whether or not similar to any of the foregoing.

(h)         Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to any Borrower, any other Loan Party or any Lender.

(i)         Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and each Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

ARTICLE 3
TERM LOANS AND DELAYED DRAW TERM LOANS

3.1         Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrowers in Dollars on the Closing Date in such principal amount as the Borrowers shall request up to, but not exceeding, such Lender’s Term Loan Commitment. Term Loans may be Daily Rate Loans or Term Rate Loans, as further provided herein.

3.2         Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.

(a)         The obligations of each Lender to make Term Loans to the Borrowers shall equal its Ratable Share of the requested Term Loan; provided that no Lender’s Term Loan to the Borrowers shall exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date, and any portion of the Term Loan Commitment not drawn on the Closing Date shall automatically expire. The Term Loan Commitments are not revolving credit commitments, and the Borrowers shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments].

(b)         The Borrowers shall repay to the applicable Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective percentages (of the full amount of the Term Loans borrowed on the Closing Date) set forth opposite such dates (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 [Voluntary Prepayments] and Section 5.3 [Mandatory Prepayments]):

Date	Amount
The last Business Day of the fiscal quarters ending on June 30, 2022 through and including March 31, 2025	1.25% (5.00% per annum)
The last Business Day of the fiscal quarters ending on June 30, 2025 through and including March 31, 2027	1.875% (7.50% per annum)
Term Loan Maturity Date	Remaining balance

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date. If the Revolving Credit Commitments are terminated, the Term Loans shall be immediately due and payable.

3.3         Delayed Draw Term Loan Commitments. Subject to the satisfaction of the conditions specified in Section 7.2 [Delayed Draw Term Loan Conditions] hereof, and relying upon the representations and warranties therein specified, each Delayed Draw Term Loan Lender severally but not jointly agrees to make delayed draw term loans (the “Delayed Draw Term Loan”) to the Borrowers in Dollars during the Delayed Draw Term Loan Availability Period; provided that after giving effect to such Loan (i) the aggregate amount of Delayed Draw Term Loans from such Delayed Draw Term Loan Lender shall not exceed such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment and (ii) the outstanding Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitments.

3.4         Nature of Lenders’ Obligations with Respect to Delayed Draw Term Loans; Repayment Terms.

(a)         The obligations of each Delayed Draw Term Loan Lender to make Delayed Draw Term Loans to the Borrowers shall equal its Ratable Share of the requested Delayed Draw Term Loan; provided that no Delayed Draw Term Loan Lender’s Delayed Draw Term Loans to any Borrower shall exceed its Delayed Draw Term Loan Commitment. The failure of any Delayed Draw Lender to make a Delayed Draw Term Loan shall not relieve any other Delayed Draw Term Loan Lender of its obligations to make a Delayed Draw Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Delayed Draw Term Loans hereunder after the end of the Delayed Draw Term Loan Availability Period, and any portion of the Delayed Draw Term Loan Commitment not drawn prior to the end of the Delayed Draw Term Loan Availability Period shall automatically expire. The Delayed Draw Term Loan Commitments are not revolving credit commitments, and the Borrowers shall not have the right to borrow, repay and reborrow under Section 3.3 [Delayed Draw Term Loan Commitments].

(b)         The Delayed Draw Term Loans may be drawn on any Business Day during the Delayed Draw Term Loan Availability Period; provided that the Delayed Draw Term Loan may be made in up to three (3) drawings, in minimum amounts of $50,000,000 per drawing, during the Delayed Draw Term Loan Availability Period. The Delayed Draw Term Loan Lenders shall have no obligation to make any Delayed Draw Term Loan hereunder after the expiration of the Delayed Draw Term Loan Availability Period.

(c)         Except as otherwise provided herein, the Borrowers may from time to time prior to the expiration of the Delayed Draw Term Loan Availability Period request the Delayed Draw Term Loan Lenders to make Delayed Draw Term Loans, by delivering to the Administrative Agent, (i) three (3) Business Days prior to the proposed Borrowing Date (or such lesser period acceptable to the Administrative Agent and the Lenders) with respect to the making of Delayed Draw Term Loans to which the Term SOFR Rate Option applies and (ii) not later than 12:00 noon Eastern Time, the same Business Day of the proposed Borrowing Date (or such lesser period acceptable to the Administrative Agent and the Lenders) with respect to the making of Delayed Draw Term Loans to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Delayed Draw Term Loan, of a Loan Request, it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Delayed Draw Term Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of the Dollar Equivalent of $500,000 and not less than the Dollar Equivalent of $1,000,000 for each Borrowing Tranche under the Term SOFR Rate Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option.

(d)         The Borrowers shall repay to the applicable Lenders the aggregate principal amount of all Delayed Draw Term Loans outstanding on the following dates in the respective percentages (of the full amount of the Delayed Draw Term Loans borrowed pursuant to this Agreement) set forth opposite such dates (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 [Voluntary Prepayments] and Section 5.3 [Mandatory Prepayments]):

Date	Amount
The last Business Day of the fiscal quarters ending on June 30, 2023 through and including March 31, 2025	1.25% (5.00% per annum)
The last Business Day of the fiscal quarters ending on June 30, 2025 through and including March 31, 2027	1.875% (7.50% per annum)
Delayed Draw Term Loan Maturity Date	Remaining balance

provided, however, that (x) if the Delayed Draw Term Loan Availability Period is extended to November 3, 2023 pursuant to the definition of Delayed Draw Term Loan Maturity Date, then the September 30, 2023 and the December 31, 2023 payments above shall not be required to be paid and (y) the final principal repayment installment of the Delayed Draw Term Loans shall be repaid on the Delayed Draw Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date. If all of the Revolving Credit Commitments are terminated, the Delayed Draw Term Loans shall be immediately due and payable.

(e)         Unless previously terminated, the Delayed Draw Term Loan Commitments shall terminate on the last day of the Delayed Draw Term Loan Availability Period. Any Borrower shall have the right, upon not less than three (3) Business Days’ irrevocable notice to the Administrative Agent, to terminate the unfunded Delayed Draw Term Loan Commitment in its entirety or, from time to time, to reduce the amount of the unfunded Delayed Draw Term Loan Commitment. Any such reduction shall be in an amount equal to $5,000,000 or a multiple thereof in excess thereof and shall reduce permanently the Delayed Draw Term Loan Commitment. Any such reduction or termination shall reduce the Delayed Draw Term Loan Commitments of all of the Delayed Draw Term Loan Lenders ratably in proportion to their respective Delayed Draw Term Loan Commitments.

3.5         Delayed Draw Term Loan Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Delayed Draw Term Loan Lender, on each Payment Date during the Delayed Draw Term Loan Availability Period and on the date on which the Delayed Draw Term Loan Commitments shall be permanently reduced or terminated as provided herein, a commitment fee (the “Delayed Draw Term Loan Fee”) at a rate per annum equal to the Commitment Fee rate in effect immediately following the Closing Date pursuant to the definition of Applicable Margin, on the daily amount of such Delayed Draw Term Loan Lender’s unused Delayed Draw Term Loan Commitments; provided, however, that any Delayed Draw Term Loan Fee accrued with respect to a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Delayed Draw Term Loan Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no Delayed Draw Term Loan Fee shall accrue with respect to the Delayed Draw Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. All Delayed Draw Term Loan Fees shall be computed on the basis of a 365 day (or 366 day, as applicable) year for the actual number of days elapsed and shall be paid in Dollars. The Delayed Draw Term Loan Fees due to each Delayed Draw Term Loan Lender shall commence to accrue on the Closing Date, and shall cease to accrue on the last day of the Delayed Draw Term Loan Availability Period. The Administrative Agent shall distribute the applicable Delayed Draw Term Loan Fees among the Delayed Draw Term Loan Lenders pro rata in accordance with their respective Ratable Shares of the total Delayed Draw Term Loan Commitments of all Delayed Draw Term Loan Lenders.

ARTICLE 4
INTEREST RATES

4.1         Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by any Borrower from the applicable Interest Rate Option specified below applicable to the Revolving Credit Loans, the Terms Loans, the Delayed Draw Term Loans or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in total for all Loans; provided, further, that if an Event of Default exists and is continuing, the Borrowers may not (at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent) request, convert to, or renew any Term Rate Loan Option or Daily Simple RFR Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches (i) denominated in Dollars bearing interest under a Term Rate Loan Option shall be converted, at the end of the Interest Period therefor, to the Base Rate Option and (ii) denominated in an Alternative Currency shall either (x) (A) in relation to Term Rate Loans, be converted immediately to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period therefor; and (B) in relation to Daily Rate Loans, be converted immediately to the Base Rate Option or (y) in relation to Term Rate Loans, be prepaid at the end of the applicable Interest Period in full, subject in all cases to the obligations of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with any such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Term SOFR Rate, Daily Simple RFR or Term RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan denominated in an Alternative Currency shall be paid by the Borrowers in such Alternative Currency.

(a)         Revolving Credit Interest Rate Options. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)         Revolving Credit Loan Term Rate Loan Options:

(1)         Term SOFR Rate Option. In the case of Term SOFR Rate Loans denominated in Dollars, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment for the applicable Interest Period plus the Applicable Margin; or

(2)         Term RFR Option. On and after the Term RFR Transition Date with respect to any applicable Alternative Currency, in the case of Loans denominated in any Alternative Currency that bear interest based on Term RFR, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed, except that interest on Loans denominated in Alternative Currencies as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Term RFR for such Alternative Currency as determined for each applicable Interest Period plus the RFR Adjustment plus the Applicable Margin.

(ii)         Revolving Credit Loan Daily Rate Loan Options:

(1)         Base Rate Option. In the case of Base Rate Loans denominated in Dollars, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(2)         Daily Simple RFR Option. Prior to the Term RFR Transition Date with respect to Loans that bear interest at a rate based on Daily Simple RFR denominated in Sterling or Euro a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed, except that interest on Loans denominated in Sterling or Euro, as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Daily Simple RFR for such Currency plus the RFR Adjustment plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the applicable Daily Simple RFR.

(b)         Swingline Loan Interest Rate. Subject to Section 4.3 [Interest After Default], Swingline Loans shall bear interest at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the sum of: (i) Daily Simple SOFR, (ii) plus the SOFR Adjustment applicable for one month Interest Periods, (iii) plus the Applicable Margin then applicable to Term SOFR Rate Loans, such interest rate to change automatically from time to time effective as of the effective date of each change in Daily Simple SOFR.

(c)         Term Loan and Delayed Draw Term Loan Interest Rate Options. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Term Loans and/or the Delayed Draw Term Loans:

(i)         Term Loan and Delayed Draw Term Loan Term Rate Loan Option:

(1)         Term SOFR Rate Option. In the case of Term SOFR Rate Loans denominated in Dollars, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment for the applicable Interest Period plus the Applicable Margin; or

(ii)         Term Loan and Delayed Draw Term Loan Daily Rate Loan Option:

(1)         Base Rate Option. In the case of Base Rate Loans denominated in Dollars, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(d)         Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

(e)         Conforming Changes Relating to Term SOFR, Daily Simple SOFR, Daily Simple RFR or Term RFR. With respect to the Term SOFR Rate, Daily Simple SOFR Rate, Daily Simple RFR or Term RFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, (i) with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrowers and the Lenders each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective and (ii) no such Conforming Changes with respect to the Term SOFR Rate, Daily Simple SOFR Rate, Daily Simple RFR or Term RFR, that increase any notice period for borrowing hereunder or add breakage provisions hereto shall be effective unless the Borrowers consent to such Conforming Changes.

4.2         Interest Periods. At any time when the Borrowers shall select, convert to or renew a Term Rate Loan Option, the Borrowers shall notify the Administrative Agent thereof by delivering a Loan Request at least (i) for a Term SOFR Rate Option with respect to Revolving Credit Loans, Term Loans or Delayed Draw Term Loans denominated in Dollars, three (3) Business Days prior to the effective date, and (ii) for a Term RFR Option with respect to Revolving Credit Loans denominated in Alternative Currencies, four (4) Business Days prior to the effective date. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term Rate Loan Option:

(a)         Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term Rate Loan Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals]; and

(b)         Renewals. In the case of the renewal of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

(c)         No Conversion of Alternative Currency Loans. No Loan denominated in any Alternative Currency may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Currency.

4.3         Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

(a)         Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

(b)         Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and

(c)         Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

4.4         Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

(a)         Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i)         on or prior to the first day of an Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate, Daily Simple RFR, or Term RFR applicable to a Loan (in each case whether in Dollars or an Alternative Currency) cannot be determined pursuant to the definition thereof, including, without limitation, because such rate for the corresponding applicable Currency is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency or with respect to such rate (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls),

(ii)         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate, or prior to the Term RFR Transition Date with respect to any Loans that bear interest based on Daily Simple RFR denominated in any Alternative Currency, Daily Simple RFR with respect to any such Currency, cannot be determined pursuant to the definition thereof or, on and after the Term RFR Transition Date with respect to any Loans that bear interest based Term RFR denominated in any Currency, Term RFR for such Currency cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, or

(iii)         on or prior to the first day of an Interest Period, the Required Lenders determine that for any reason in connection with any request for a Term Rate Loan (in each case whether denominated in Dollars or an Alternative Currency) or a conversion thereto or a continuation thereof that (A) deposits in the applicable Currency are not available to any Lender in connection with such Term Rate Loan, or are not being offered to banks in the market for the applicable Currency, amount, and Interest Period of such Term Rate Loan, or (B) the Term Rate Loan Option for any requested Currency or Interest Period with respect to a proposed Term Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan and, in each case, the Required Lenders has provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section (c) [Administrative Agent’s and Lender’s Rights].

(b)         Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Term Rate Loan Option or Daily Rate Loan Option applies, or the determination or charging of interest rates based upon any Term Rate Loan Option or Daily Rate Loan Option has been made unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(c)         Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs; Deposits Not Available] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4(b) [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.

(i)         Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii)         If at any time the Administrative Agent makes a determination under Section 4.4(a) [Unascertainable; Increased Costs; Deposits Not Available] (a) if a Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at any Borrower’s election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from a Borrower of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).

(iii)         If any Lender notifies the Administrative Agent of a determination under Section 4.4(b) [Illegality], the Borrowers shall, subject to each Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice, either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) or prepay such Loan in accordance with Section 5.2 [Voluntary Prepayments]. Absent due notice from a Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.

(d)         Benchmark Replacement Setting.

(i)         Benchmark Replacement.

(1)         Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (4) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of each Class of objection to such Benchmark Replacement.

(2)         Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term RFR Transition Date has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark consisting of a Daily Simple RFR for the applicable Currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark for the applicable Currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (2) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term RFR Notice with respect to the applicable Term RFR Transition Event. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term RFR Notice after a Term RFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)         Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.4(d) titled “Benchmark Replacement Setting”, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 4.4(d) titled “Benchmark Replacement Setting”.

(iv)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (beyond any temporary fallback period referenced in the definition of such Benchmark) or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)         Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Benchmark, the Borrowers may revoke any pending request for a Loan bearing interest based on such Benchmark, conversion to or continuation of Loans bearing interest based on such Interest Rate Option to be made, converted or continued during any Benchmark Unavailability Period (with respect thereto) and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)         Definitions. As used in this Section 4.4(d) titled “Benchmark Replacement Setting”:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark for such Currency is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) for such Currency that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section 4.4(d) titled “Benchmark Replacement Setting”. For the avoidance of doubt, the Available Tenor for any Daily Simple RFR is one month.

“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Rate, or (b) Euros or Sterling, the Daily Simple RFR or Term RFR applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark or upon the occurrence of a Term RFR Transition Event, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 4.4(d) titled “Benchmark Replacement Setting”.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)         Where the Benchmark is Term SOFR, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment for a 1-month Interest Period; and

(2)         [Intentionally Omitted]

(3)         [Intentionally Omitted]

(4)         the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (4) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion; provided further, that with respect to a Term RFR Transition Event for any Alternative Currency, on the Term RFR Transition Date the “Benchmark Replacement” shall be the Term RFR for such Alternative Currency.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark for any Currency:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)         a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting.”

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5         Selection of Interest Rate Options. If a Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans in Dollars under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], such Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans, Term Loans or Delayed Draw Term Loans as the case may be, commencing upon the last day of the existing Interest Period. If a Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans in an Alternative Currency under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], then, unless such Borrowing Tranche is repaid as provided herein, such Borrower shall be deemed to have selected that such Borrowing Tranche shall automatically be continued under the applicable any Term Rate Loan Option in its original Currency with an Interest Period of one (1) month at the end of such Interest Period. If a Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option, or on and after the Term RFR Transition Date with respect to any Alternative Currency, the Term RFR Option for such Alternative Currency, but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option. If no election as to Currency is specified in the applicable Loan request, then the requested Loans shall be made in Dollars.

ARTICLE 5
PAYMENTS; TAXES; YIELD MAINTENANCE

5.1         Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 1:00 p.m. Eastern Time and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans, Term Loans or Delayed Draw Term Loans in the same Currency in which such Loan was funded, in Same Day Funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in Same Day Funds; provided that in the event payments are received by the Administrative Agent by (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 1:00 p.m. Eastern Time and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent, and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Overnight Bank Funding Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All fees hereunder, under the Administrative Agent’s Letter, and any other Loan Document shall be payable in Dollars.

5.2         Voluntary Prepayments.

(a)         Right to Prepay. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13 [Replacement of a Lender], in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, they shall provide a prepayment notice to the Administrative Agent (i) by 12:00 noon Eastern Time on the date of prepayment of the Revolving Credit Loans, Term Loans or Delayed Draw Term Loans that bear interest at the Base Rate Option, (ii) by 1:00 p.m. Eastern Time at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans, Term Loans or Delayed Draw Term Loans denominated in Dollars that bear interest at the Term SOFR Rate Option; (iii) by 1:00 p.m. Eastern Time at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Alternative Currencies that bear interest at the Daily Simple RFR Option or Term RFR Option; or (iv) by 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans, in each case of the foregoing option in this Section (a), setting forth the following information:

(i)         the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)         a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans, Delayed Draw Term Loans and Swingline Loans;

(iii)         a statement indicating the application of the prepayment among Loans to which the Base Rate Option, Term SOFR Rate Option, Daily Simple RFR Option or Term RFR Option applies; and

(iv)         the Currency of such Loan and total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $100,000 for any Swingline Loan or $5,000,000 for any Revolving Credit Loan, Term Loan or Delayed Draw Term Loan.

All prepayment notices shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, debt or equity issuances or other transactions specified therein, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan and Delayed Draw Term Loan prepayments permitted pursuant to this Section 5.2 shall be applied to the unpaid installments of principal of the Term Loans or Delayed Draw Term Loans, as applicable, as directed by the Borrowers. Except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied (1) first to Revolving Credit Loans, second to Term Loans and then to Delayed Draw Term Loans; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to other Loans denominated in Dollars, then to Loans subject to the Term RFR Option denominated in an Alternative Currency, then to Loans subject to a Daily Simple RFR denominated in an Alternative Currency. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

5.3         Mandatory Prepayments.

(a)         Sale of Assets. Within ten (10) Business Days of any sale of assets of any Loan Party authorized by Section 9.6(f) [Dispositions of Assets or Subsidiaries], the Borrowers shall make a mandatory prepayment of the Term Loans and Delayed Draw Term Loans (and any Incremental Term Loans or Incremental Equivalent Debt to the extent provided in Section 5.3(e)) equal to the Net Cash Proceeds of such sale (as estimated in good faith by the Borrowers), together with accrued interest on such principal amount (such prepayments to be applied as set forth in Section 5.3(e)); provided that so long as no Potential Default or Event of Default shall have occurred and be continuing, no prepayment shall be required pursuant to this Section 5.3(a) unless and until the aggregate amount of the Net Cash Proceeds received from all such sales of assets pursuant to Section 9.6(f) exceeds $35,000,000 for any fiscal year (with only such proceeds received in excess of $35,000,000 in such fiscal year required to prepay Term Loans and Delayed Draw Term Loans subject to and in accordance with this Section 5.3(a)); provided, further, that at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent within ten (10) Business Days after the date of consummation of such sale of assets), the Borrowers may reinvest such proceeds in assets (excluding cash and Cash Equivalents) used or useful in the business of the Borrowers and their Subsidiaries, or the Borrower or a Subsidiary shall have entered into a binding agreement for such reinvestment (as certified by the Borrower in writing to the Administrative Agent), which agreement requires consummation to occur not later than the 425th day after receipt of such Net Proceeds or apply such Net Cash Proceeds, in each case within 365 days after receipt of such Net Cash Proceeds; provided, however, that if such proceeds shall not have been fully reinvested within such period, the Borrowers shall be required to make such prepayment in an amount equal to such Net Cash Proceeds (to the extent not reinvested) upon the expiration of such period.

(b)         Issuance of Indebtedness. Within five (5) Business Days of any issuance of Indebtedness by any Loan Party or their Domestic Subsidiaries (other than Indebtedness permitted under Section 9.1 [Indebtedness]), resulting in proceeds in excess of $5,000,000, the Borrowers shall make a mandatory prepayment of the installments of principal amount of the Term Loans and Delayed Draw Term Loans (and any Incremental Term Loans or Incremental Equivalent Debt to the extent provided in Section 5.3(e)) equal to such proceeds (such prepayments to be applied as set forth in Section 5.3(e)).

(c)         Recovery Events. After the occurrence of a Recovery Event, the Borrowers shall make any prepayments to the extent required pursuant to Section 8.3 [Maintenance of Insurance] to be applied as set forth in Section 5.3(e).

(d)         Revolving Facility Usage. Promptly, if the Revolving Facility Usage exceeds, at any one time, the Revolving Credit Commitments, the Borrowers shall prepay the Revolving Credit Loans and/or Cash Collateralize the Letters of Credit to the extent necessary so that the Revolving Facility Usage no longer exceeds the Revolving Credit Commitments.

(e)         Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.3 shall first be applied (x) in the case of prepayments required pursuant to Section (a), (b) or (c), to the unpaid installments of principal of the Term Loans and the Delayed Draw Term Loans (and ratably (or less than ratably, but in no event greater than ratably) to any Incremental Term Loans or Incremental Equivalent Debt to the extent provided in the definitive loan documentation thereto), applied in direct order of maturity to the next four scheduled principal repayment thereof, and thereafter, to the remaining amortization installments pursuant to Section 3.2(b) and 3.4(d) ratably among the remaining principal payments without premium or penalty (and ratably (or less than ratably, but in no event greater than ratably) to any Incremental Term Loans or Incremental Equivalent Debt to the extent provided in the definitive loan documentation thereto), and then to the Revolving Credit Loans and (y) among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to other Loans denominated in Dollars, then to Loans subject to the Term RFR Option denominated in an Alternative Currency, then to Loans subject to a Daily Simple RFR Option denominated in an Alternative Currency. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term Rate Loan Option on any day other than the last day of the applicable Interest Period. Mandatory prepayments of the Term Loans or the Delayed Draw Term Loans may not be reborrowed.

(f)         Alternative Currencies. If the Administrative Agent notifies the Borrowers at any time that the Dollar Equivalent of the aggregate amount of all Loans and Letter of Credit Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

5.4         Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Applicable Reference Rate Unascertainable; Etc.], Section 5.13 [Replacement of a Lender] or Section 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6(e) [Borrowings to Repay Swingline Loans].

5.5         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)         the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.6         Administrative Agent’s Clawback.

(a)         Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) [Making Revolving Credit Loans], Section 3.2 [Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms] or Section 3.4 [Nature of Lenders’ Obligations with Respect to Delayed Draw Term Loans; Repayment Terms] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)         Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.7         Interest Payment Dates. As to any Loans to which the Base Rate Option, or prior to the Term RFR Transition Date with respect to any Currency, the Daily Simple RFR Option for the applicable Currency applies, interest shall be due and payable in arrears on each Payment Date. As to any Loans to which a Term Rate Loan Option applies (including on and after the Term RFR Transition Date with respect to any Currency, as to any RFR Loan denominated in such Currency), interest shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.3 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.8         Increased Costs.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (without duplication of any reserve requirement reflected in the applicable Interest Rate Option) or the Issuing Lender;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender, the Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9         Taxes.

(a)         Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

(b)         Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(d) [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).

(f)         Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9(g)(ii)(1), Section 5.9(g)(ii)(2) and Section 5.9(g)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,

(1)         any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)         executed originals of IRS Form W-8ECI;

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;

(3)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)         Survival. Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10         Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a)         payment, prepayment, conversion or renewal of any Loan to which a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period or to which a Daily Simple RFR Option applies on a day other than the Payment Date, in each case whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due; or

(b)         [reserved],

(c)         any assignment of a Loan under a Term Rate Loan Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 5.13 [Replacement of a Lender]; or

(d)         the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.

5.11         Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) [Swingline Loan Commitment] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day, as applicable. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b) [Swingline Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12         Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)         Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 5.15 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)         Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that subject to Section 5.15 [Defaulting Lenders] the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.

5.13         Replacement of a Lender. If any Lender requests compensation under Section 5.8 [Increased Costs], or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14 [Designation of a Different Lending Office], or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)         the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8 [Successors and Assigns];

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment would reasonably be expected to result in a reduction in such compensation or payments thereafter;

(d)         such assignment does not conflict with applicable Law; and

(e)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

5.14         Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.15         Defaulting Lenders.

(a)         Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)         Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.2(b) [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12 [Cash Collateral]; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.3 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 5.15(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(1)         No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)         Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12 [Cash Collateral].

(3)         With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.12 [Acknowledgement and Consent to Bail-In of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.12 [Cash Collateral].

(b)         Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Loan Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 5.15(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

5.16         [Reserved].

5.17         Incremental Loans. At any time, the Borrowers may by written notice to the Administrative Agent elect to request the establishment of:

(a)         one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more/an additional term loan (any such additional term loan, an “Incremental Term Loan”); or

(b)         one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”); provided that (i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed $300,000,000 (provided that any amount of Incremental Loans funded pursuant to the terms of this Agreement shall reduce the total aggregate principal amount for all Incremental Equivalent Debt permitted to be incurred hereunder on a dollar-for-dollar basis) and (ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $50,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrowers propose that any Incremental Loan Commitment shall be effective, which shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrowers shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that both the Swingline Loan Lender and the Issuing Lender shall consent to each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(i)         no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(ii)         the Administrative Agent and the Lenders shall have received from the Borrowers a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the (1) Borrowers are in compliance with the financial covenants specified in Section 9.14 [Maximum Consolidated Leverage Ratio] and Section 9.15 [Minimum Consolidated Interest Coverage Ratio] and (2) Consolidated Leverage Ratio will be at least 0.25 to 1.00 less than the maximum Consolidated Leverage Ratio in effect as of the Increased Amount Date pursuant to Section 9.14 [Maximum Consolidated Leverage Ratio], in each case based on the financial statements most recently delivered pursuant to Section 8.12(a) [Quarterly Financial Statements] or Section 8.12(b) [Annual Financial Statements], as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn) and (z) any Permitted Acquisition consummated in connection therewith;

(iii)         each of the representations and warranties contained in Article 6 [Representations and Warranties] shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(iv)         the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrowers and their Subsidiaries (including Permitted Acquisitions);

(v)         any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;

(vi)         each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrowers and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(1)         in the case of each Incremental Term Loan:

(I)         such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrowers, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the initial Term Loans or a maturity date earlier than the Term Loan Maturity Date;

(II)         the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrowers on the applicable Increased Amount Date;

(III)         any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Incremental Term Loans to be prepaid prior to the initial Term Loans) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the initial Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(IV)         except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 5.17, be identical to the terms and conditions applicable to the initial Term Loans;

(2)         in the case of each Incremental Revolving Credit Increase:

(I)         such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility;

(II)         any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(III)         the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares and the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required.

(3)         Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of and with the consent of the Administrative Agent, to effect the provisions of this Section 5.17, without the consent of any other Lenders; and

(4)         the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction.

(c)         The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d)         On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrowers in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(e)         On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1         Organization and Qualification; Power and Authority; Compliance with Laws; Title to Properties; Event of Default. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all necessary lawful power and authority, and all necessary licenses, approvals and authorizations to own or lease its properties and to engage in the business it presently conducts or currently proposes to conduct, (c) is (i) duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, or (ii) if not licensed, qualified or in good standing, the absence of such licensing or qualification would reasonably be expected to result in a Material Adverse Change, (d) has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary action and proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.15 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where (i) the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change or (ii) any non-compliance is being contested in good faith by appropriate proceedings diligently conducted, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances other than Permitted Liens, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change. No Event of Default or Potential Default has occurred and is continuing or would result from the performance by any Loan Party of its Obligations.

6.2         Borrowers; Subsidiaries and Owners; Investment Companies. All of the outstanding Equity Interests in Consulting have been duly authorized and validly issued and are fully paid and non-assessable. Schedule 6.2 states (a) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary, (b) the name of each holder of an Equity Interest in each Subsidiary, and the amount thereof, and (c) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a) or (b). Each Borrower and each Subsidiary of each Borrower has good and marketable title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien (other than restrictions on transfer arising under securities laws applicable to securities generally and Liens in favor of the Administrative Agent) and all such Equity Interests have been duly authorized and validly issued, and are fully paid and nonassessable. No Loan Party has any equity investment in another entity not disclosed also on Schedule 6.2. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.3         Validity and Binding Effect. This Agreement has been, and each of the other Loan Documents when delivered will have been, (a) duly authorized, validly executed and delivered by each Loan Party (which is or will be a party thereto), and (b) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.4         No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject or by which it is affected, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents) except, in each case referred to in clause (b), where such breach or violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law, in each case which would reasonably be likely to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, or notice to, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents except such as has been obtained or issued or filings required to perfect security interests granted in the Loan Documents.

6.5         Litigation. Except as set forth on Schedule 6.5 hereto, there are no actions, suits, claims, proceedings or, to the knowledge of any Loan Party, investigations pending or threatened against such Loan Party or any Subsidiary of such Loan Party or any of their properties at law or in equity before any Official Body which (a) individually or in the aggregate would reasonably be expected to result in any Material Adverse Change or (b) state to affect, impact or restate this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

6.6         Financial Statements.

(a)         Historical Statements. The Borrowers have delivered to the Administrative Agent copies of the Borrowers’ audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal year ended December 31, 2021 (such annual statements being referred to as the “Statements”). The Statements (i) were compiled from the books and records maintained by the Borrowers’ management, (ii) are correct and complete, (iii) fairly represent the consolidated financial condition of the Borrowers and their Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and (iv) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.

(b)         Financial Projections. The Borrowers have delivered to the Administrative Agent a summary of projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Borrowers and their Subsidiaries for the fiscal years of 2022 through 2026 and for the first four full fiscal quarters after the Closing Date, in each case, derived from various assumptions of the Loan Parties’ management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrowers’ management, it being understood that such Projections are (i) as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (iii) no assurance can be given that the Projections will be realized, and (iv) actual results may differ from the Projections and such differences may be material.

6.7         Accuracy of Financial Statements. Neither any Borrower, nor any Subsidiary of any Borrower has any indebtedness, liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto or on Schedule 9.1, attached hereto and incorporated herein by reference, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Borrower or any Subsidiary of any Borrower which would reasonably be expected to cause a Material Adverse Change. Since December 31, 2021, no event, condition or circumstance has occurred that has had or would reasonably be expected to cause a Material Adverse Change.

6.8         Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.9         Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, report, statement, agreement or other documents or other information (written or oral) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection herewith or therewith or the transactions contemplated hereby or thereby (as modified or supplemented), contains, when taken as a whole (after giving effect to all supplements and updates thereto delivered to the Administrative Agent prior to the Closing Date), any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading; provided that in connection with any financial projections, the Loan Parties represent that such projections were prepared in good faith based upon assumptions believed by them to be reasonable at the time when made. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been specified in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.10         Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party or Subsidiary of any Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or otherwise levied or imposed upon them, their properties, income or assets which are due and payable, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made.

6.11         Patents, Trademarks, Copyrights, Licenses, Etc.. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or its Subsidiary without known possible, alleged or actual conflict with the rights of others that would reasonably be expected to result in a Material Adverse Change.

6.12         Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute first priority, perfected security interests, except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over Liens in favor of the Administrative Agent pursuant to any applicable Law and (b) Liens perfected only by possession, to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrowers.

6.13         Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide coverage from reputable and financially sound insurers which are not Affiliates of any Loan Party in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries in the locations where the applicable Loan Party conducts business. Schedule 6.13 sets forth, as of the Closing Date, a true and complete description of all property damage, business interruption and liability insurance maintained by or on behalf of the Loan Parties.

6.14         ERISA Compliance.

(a)         Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS‑approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of each Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(b)         There are no pending or, to the best knowledge of the Loan Parties and each of their Subsidiaries, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no nonexempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c)         Except as could not reasonably be expected to result in a Material Adverse Change, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (iii) neither any Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (v) neither any Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; (vi) neither any Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vii) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the best knowledge of the Borrowers, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

6.15         Environmental Matters.

(a)         Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries and such properties and all operations conducted in connection therewith are and have been in material compliance with applicable Environmental Laws except as disclosed on Schedule 6.15; provided that such matters so disclosed could not in the aggregate, reasonably be expected to result in a Material Adverse Change. There is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof.

(b)         (i) The properties currently owned, leased or operated by each Loan Party and each of its Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws, and (ii) the properties owned, leased or operated by each Loan Party and each of its Subsidiaries in the past, did not, during the period such Loan Party or Subsidiary owned, leased or operated such property, or to their knowledge, prior to such period, contain any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws.

(c)         No Loan Party nor any of their Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, nor does any Loan Party or any of their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)         To the knowledge of each Loan Party and each of its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Loan Party or any of their Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(e)         No judicial proceedings or governmental or administrative action is pending, or to the knowledge of any Loan Party or any of their Subsidiaries, threatened, under any Environmental Law to which any Loan Party or any of their Subsidiaries are or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Loan Party or any of their Subsidiaries or operations conducted in connection therewith.

(f)         (i) There has been no release, or to the knowledge of any Loan Party, threat of release, of Hazardous Materials at or from properties currently owned, leased or operated by any Loan Party or any of their Subsidiaries in violation of or in the amounts or in a manner that could give rise to liability to any Loan Party or any of their Subsidiaries under applicable Environmental Laws, and (ii) with respect to properties previously owned, leased or operated by any Loan Party or any of their Subsidiaries, no release, or to the knowledge of any Loan Party, threat of release, of Hazardous Materials at or from such properties occurred during, or to the knowledge of the Loan Parties and their Subsidiaries, prior to, the period such property was owned, leased or operated by any Loan Party or any of their Subsidiaries, in violation of or in the amounts or in a manner that could give rise to liability to any Loan Party or any of their Subsidiaries under applicable Environmental Laws.

(g)         Each Loan Party is and, to the knowledge of each respective Loan Party, has been in compliance with applicable Environmental Laws except as disclosed on Schedule 6.15; provided that such matters so disclosed could not in the aggregate reasonably be expected to result in a Material Adverse Change.

6.16         Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, ICF and its Subsidiaries, taken as a whole, are Solvent.

6.17         Sanctions and Other Anti-Terrorism Laws. No: (a) Covered Entity: (i) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (b) Collateral is Embargoed Property.

6.18         Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

6.19         Certificate of Beneficial Ownership. To the extent delivered pursuant to the terms of this Agreement, the Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is to the best knowledge of each Borrower accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership, if executed, shall be one of the Loan Documents.

6.20         Affected Financial Institution. No Loan Party is an Affected Financial Institution.

6.21         O.S.H.A. and Labor Disputes.

(a)         Except as either disclosed on Schedule 6.21, (i) no Loan Party nor any of their respective Subsidiaries is involved in any material labor dispute; (ii) there are no strikes or walkouts or union organization of any Loan Party’s or any of their respective Subsidiaries’ employees threatened or in existence; and (iii) no labor contract is scheduled to expire prior to the Expiration Date; and

(b)         Each Loan Party and each of their respective Subsidiaries is in compliance with, and its facilities, business, assets, property, leaseholds, real property and equipment are in compliance with the Federal Occupational Safety and Health Act, and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or any of their respective Subsidiaries or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations, except in each case as either disclosed on Schedule 6.21 or as would not reasonably be expected to result in a Material Advance Change.

6.22         Government Contracts/Government Subcontracts.

(a)         All Government Contracts existing as of the Closing Date and having (i) a remaining funded contract value of $50,000,000 or more, and (ii) a remaining term of twelve (12) months or longer are listed on Schedule 6.22.

(b)         Except as set forth in Schedule 6.22: (i) the Borrowers and the Domestic Subsidiaries have complied in all material respects with all statutory and regulatory requirements, including the McNamara-O’Hara Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Anti-Kickback Act, the Covenant Against Contingent Fees, the Trade Agreements Act, the Buy American Act (including the final rule dated March 7, 2022, implementing changes to the Buy American requirements), the National Industrial Security Program Operating Manual (“NISPOM”), the Federal Acquisition Regulation, 48 C.F.R. 1.00 et seq. (“FAR”) and all relevant and applicable agency-specific FAR Supplements, FAR Part 31 related cost principles and the cost accounting standards, where and as applicable to each of the Government Contracts and Government Subcontracts, except for such non-compliance which could not reasonably be expected to result in a Material Adverse Change; (ii) no (a) termination for the convenience of the Government has been issued; and, (b) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Subcontract, and to the best of the Borrowers’ knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) no past performance evaluation received by any Borrower or any Domestic Subsidiary with respect to any such Government Contract or Government Subcontract has been unfavorable or has set forth a deficiency, default or other failure to perform thereunder or termination or default thereof which could reasonably be expected to result in a Material Adverse Change; (iv) no money due to the Borrowers or any Domestic Subsidiary pertaining to any Government Contract or Government Subcontract has been withheld or set-off as a result of any claim(s) made against the Borrowers or such Domestic Subsidiary involving amounts in excess of $5,000,000, individually or in the aggregate; and, (v) all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Borrowers and the Domestic Subsidiaries to a Government or any other Person in connection with any Government Contract or Government Subcontract were correct, current, accurate and complete in all material respects as of their respective effective dates.

(c)         Except as set forth in Schedule 6.22, no Borrower or Domestic Subsidiary has taken any action or is a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act or the False Statements Act, or (ii) a claim for price adjustment and/or penalties under any price reductions clause in any Government Contract or Government Subcontract or for defective cost or pricing data under the Truth in Negotiations Act or the Truthful Cost or Pricing Data requirements at 41 U.S.C. Chapter 35.

(d)         Except as set forth in Schedule 6.22, no Government Contract or Government Subcontract has been terminated for default or for cause in the past ten (10) years.

(e)         Except as set forth in Schedule 6.22, no Borrower or Domestic Subsidiary has ever been, and is not now, excluded, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract or Government Subcontract. Except as set forth in Schedule 6.22, since April 1, 2016, no notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, any Domestic Subsidiary or any of its respective directors, managers, officers or employees, and no such actions, or any other adverse Government actions or proceedings, with respect to Government Contracts or Government Subcontracts, have been commenced or threatened in writing against any Borrower, any Domestic Subsidiary or any of its respective directors, managers, officers or employees; provided that, for purposes hereof, normal and customary reviews and audits conducted by the Government in the ordinary course of business shall not be deemed adverse Government action(s) or proceeding(s).

(f)         Except as set forth in Schedule 6.22, (i) no Borrower or Domestic Subsidiary has undergone and no Borrower or Domestic Subsidiary is undergoing any audit, inspection, survey or examination of records by the Government relating to any Government Contract or Government Subcontract and involving fraud, deception, dishonesty, willful misconduct, reckless disregard of the truth or falsity of information, criminal activity or any allegation thereof, (ii) no Borrower or Domestic Subsidiary has received written notice of, and no Borrower or Domestic Subsidiary has undergone, any investigation or review relating to any Government Contract or Government Subcontract and involving fraud, deception, dishonesty, willful misconduct, reckless disregard of the truth or falsity of information, criminal activity or any allegation thereof, and (iii) no such audit, review, inspection, investigation, survey or examination of records has been threatened in writing. Except as set forth in Schedule 6.22, no Borrower or Domestic Subsidiary has received any official notice that it is or was being specifically audited or investigated by the Comptroller General of the United States or their designee, the Government Accountability Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), the Defense Contract Management Agency (the “DCMA”), the Defense Counterintelligence and Security Agency (the “DCSA”), any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or Government Subcontract, or the Department of Justice (including any United States Attorney). Except as set forth in Schedule 6.22(a), during the past five (5) years, neither any Borrower nor Domestic Subsidiaries, nor, to the Knowledge of the Borrowers, any of their respective personnel (1) has made any disclosure to any Government pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR Subparts 3.1003, 9.406-22(b)(1)(vi), 9.407-2(a)(8) and 52.203-13 of the FAR) or (2) has received credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment, in connection with the award, performance or closeout of any Government Contract or Government Subcontract. Except as set forth in Schedule 6.22(b), during the past ten (10) years, neither any Borrower nor Domestic Subsidiaries has conducted or initiated any internal investigation with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract.

(g)         No Borrower, nor to any Borrower’s knowledge, any of its Subsidiaries or any of its respective employees, officers, managers, directors or agents of such Borrower or any of its Subsidiaries, has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, -2.

(h)         The Borrowers and Domestic Subsidiaries are duly registered and current in the System for Award Management pursuant to applicable FAR requirements. The Borrowers and each Domestic Subsidiary maintain systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems, material management systems, and cybersecurity systems), where required, that are in compliance in all material respects with all requirements of the Government Contracts and Government Subcontracts, and of applicable Government laws and regulations.

(i)         No Borrower or Domestic Subsidiary is a party to an administrative agreement with the Government arising from any suspension, debarment or similar adverse proceeding, or in settlement of one or more allegations of violation of the False Claims Act or similar adverse allegations. No Borrower or Domestic Subsidiary applied for or obtained a Paycheck Protection Program (“PPP”) loan, whether paid back, forgiven, or in the process of being paid back or forgiven.

(j)         Except as set forth in Schedule 6.22(c), the Borrowers and each Domestic Subsidiary has in the past six (6) years complied in all material respects with all applicable requirements relating to the safeguarding of and access to unclassified sensitive information and to classified information, and no facts currently exist which are reasonably likely to give rise to the revocation of any security clearance or accreditation of any Borrower or any Domestic Subsidiary, or any of their personnel. No notice of revocation, suspension or invalidation from the Defense Counterintelligence and Security Agency (formerly the Defense Security Service) or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance or personnel clearance and, to the Knowledge of the Borrowers and each Domestic Subsidiary, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

6.23         Assignment of Contracts. No existing Government Contract, Government Subcontract or other Material Contract of any Loan Party or any of their Subsidiaries (and no present or future interest of any Loan Party or any of their Subsidiaries, in whole or in part, in, to or under any such Government Contract, Government Subcontract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any Person (other than in favor of the Administrative Agent for the benefit of the Lenders ratably).

6.24         Registered Name. The corporate or company name of each Borrower and each Guarantor set forth in this Agreement and the other Loan Documents (including, without limitation, all of the UCC-1 financing statements) is accurate in all respects, and such corporate or company name is identical to the corporate or company name of record with such Borrower’s or such Guarantor’s jurisdiction of incorporation or organization (as applicable).

6.25         Maintenance of Property/Collateral; Performance of Contracts. Each Borrower will maintain, and cause each of its Subsidiaries to maintain, at all times, the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear and casualty). Each Borrower shall perform, and shall cause each of its Subsidiaries to perform, all obligations under all Material Contracts to which it is a party, including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply with all laws, rules and regulations governing the execution, delivery and performance thereof, except for such non-compliance which would or could not reasonably be expected to result in a Material Adverse Change.

6.26         Contribution Agreement. The Borrowers and Guarantors have executed and delivered the Contribution Agreement, such agreement is in full force and effect, and a true and correct copy thereof has been delivered to the Administrative Agent.

6.27         Covered Parties. No Loan Party is a Covered Party.

ARTICLE 7
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions (or waiver thereof in accordance with Section 12.1 [Modifications, Amendments or Waivers]):

7.1         Initial Loans and Letters of Credit.

(a)         Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)         A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (v) the representations and warranties of the Loan Parties in the Loan Documents shall then be true and correct in all respects, (w) the Loan Parties are in compliance with each of the covenants and conditions hereunder and under the Loan Documents, (x) no Potential Default or Event of Default shall have occurred prior to or will result immediately following the Closing Date and the borrowing of any Loans on the Closing Date, (y) no Material Adverse Change has occurred since the date of the last audited financial statements of each Borrower delivered to the Administrative Agent (and the Administrative Agent and Required Lenders shall not have otherwise determined) and (z) the conditions stated in this Section 7.1 and Section 7.3 [Each Loan or Letter of Credit] have been satisfied;

(ii)         A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification;

(iii)         This Agreement and each of the other Loan Documents duly executed by the parties thereto;

(iv)         Appropriate transfer powers and stock or other certificates evidencing the pledged Collateral;

(v)         Written opinion(s) of counsel for the Loan Parties, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent;

(vi)         Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee, as applicable;

(vii)         A duly completed Compliance Certificate for the Loan Parties as of the Closing Date, signed by an Authorized Officer of the Borrowers, determined on a pro forma basis;

(viii)         All material consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party, certified by an Authorized Officer that each is in full force and effect and none other is so required or necessary;

(ix)         Evidence that all Indebtedness not permitted under Section 9.1 [Indebtedness] shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent);

(x)         Lien searches in acceptable scope and with reasonably acceptable results;

(xi)         For this clause (xi) only, the Loan Parties shall use commercially reasonable efforts to deliver the following: an executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator or other applicable Person for each leased Collateral location, as further required under the Security Agreement;

(xii)         The Statements and the Projections;

(xiii)         At least five (5) days prior to the Closing Date, the Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender such documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(xiv)         All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System. The Administrative Agent’s counsel shall have completed all legal due diligence;

(xv)         All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrowers and their Subsidiaries (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing or any of the transactions contemplated hereby;

(xvi)         The corporate structure, capital structure, other debt instruments, material accounts and governing documents of the Borrowers and their affiliates shall be acceptable to the Administrative Agent;

(xvii)         No Material Adverse Change shall have occurred from the information previously supplied to the Administrative Agent;

(xviii)         The ERISA and labor matters affecting the Borrowers and their Subsidiaries shall be acceptable to the Administrative Agent;

(xix)         Each document (including any Uniform Commercial Code financing statement and any IP Security Agreement) required by this Agreement, any related agreement or under law, or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested; and

(xx)         Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)         Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date in Dollars as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 11.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2         Delayed Draw Term Loan Conditions.

(a)         Deliveries. On each Delayed Draw Term Loan Funding Date in which Delayed Draw Term Loans are drawn in order to fund a Permitted Acquisition, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)         A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Delayed Draw Term Loan Funding Date stating that (y) the Delayed Draw Term Loan Acquisition Agreement Representations and Delayed Draw Term Loan Acquisition Specified Representations shall then be true and correct in all respects and (z) since the date of the last audited financials of the Target, no Delayed Draw Term Loan Acquisition MAE has occurred with respect to the Target;

(ii)         Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement with respect to the Target is in full force and effect, with additional insured special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured;

(iii)         Evidence that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens), or any other security interest, have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent) with respect to the Target;

(iv)         Lien searches with respect to the Target in acceptable scope and with acceptable results;

(v)         A certificate of an Authorized Officer of the Borrowers as to the Solvency of each of the Loan Parties taken as a whole after giving effect to the transactions contemplated by the Delayed Draw Term Loan Acquisition Agreement, in a form acceptable to the Administrative Agent;

(vi)         The Administrative Agent shall have received and be satisfied (determined exercising its reasonable judgment) with (A) a pro forma consolidated balance sheet, income statement and cash flow statement (“Pro Forma Opening Statements”) giving effect to the Delayed Draw Term Loan Acquisition and projections (“Updated Projections”) updating the Projections previously provided to the Administrative Agent and the Lenders, (B) such other information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such Pro Forma Opening Statements and the Updated Projections and (C) the most recent audited financial statements of the Target along with unaudited financial statements for each subsequent fiscal quarter;

(vii)         The Pro Forma Opening Statements, together with all other information then available to the Administrative Agent, must demonstrate to the Administrative Agent’s satisfaction (determined exercising its reasonable judgment) that the ability of the Borrowers and their Subsidiaries to repay their debts and satisfy their respective other obligations as and when due and to comply with the financial covenants following consummation of the Delayed Draw Term Loan Acquisition has not changed in any material respect from the that reflected in the Projections;

(viii)         The Administrative Agent shall have received copies of all material third-party due diligence initiated by the Loan Parties with respect to the Target and the Delayed Draw Term Loan Acquisition;

(ix)         The Administrative Agent shall have received copies of the Delayed Draw Term Loan Acquisition Agreement (which shall contain customary “Xerox” and non-recourse provisions or otherwise be reasonably acceptable to the Administrative Agent) and all other Delayed Draw Term Loan Acquisition Documents certified by the Borrowers as correct and complete;

(x)         The Administrative Agent shall have completed and be satisfied (determined exercising its reasonable judgment) with the results of its due diligence investigation of the Target (including, without limitation, contingent liabilities (e.g., environmental, retiree medical benefits, ERISA, etc.) and contractual obligations);

(xi)         The transactions contemplated by the Delayed Draw Term Loan Acquisition Agreement shall be consummated simultaneously with the funding of the Delayed Draw Term Loans in accordance with the terms and conditions of the Delayed Draw Term Loan Acquisition Agreement as heretofore approved by the Lenders without any amendment or waiver not consented to by the Lenders;

(xii)         The Administrative Agent shall have received and be satisfied (determined exercising its reasonable judgment) with all financial, accounting, and tax aspects of the Delayed Draw Term Loan Acquisition;

(xiii)         Each document (including any Uniform Commercial Code financing statement and any IP Security Agreement) required by this Agreement, any related agreement or under law, or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected security interest in or lien upon the Collateral of acquired in the Delayed Draw Term Loan Acquisition shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested; and

(xiv)         Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)         Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Delayed Draw Term Loan Funding Date in Dollars as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

7.3         Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties in the Loan Documents shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 7.3, the representations and warranties contained in Section 6.6 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 8.12 [Reporting Requirements], (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof (subject to Section 1.7 [Limited Condition Acquisitions]), (c) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (d) no Material Adverse Change shall have occurred since the date of the last audited financial statements of each Borrower delivered to the Administrative Agent, (e) a Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be, and (f) in the case of any Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Loan to be denominated in the relevant Alternative Currency. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 [Initial Loans and Letters of Credit] or Section 7.2 [Delayed Draw Term Loan Conditions], as applicable, and this Section 7.3 have been satisfied on or prior to the date thereof.

ARTICLE 8
AFFIRMATIVE COVENANTS

Each Loan Party, jointly and severally, hereby covenants and agrees that until the Facility Termination Date, each Loan Party shall comply at all times with the following covenants:

8.1         Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change or as otherwise expressly permitted in Section 9.5 [Liquidations, Mergers, Consolidations, Acquisitions], (b) maintain all licenses, consents, permits, franchises, rights and qualifications necessary for the standard operation of its business, except where the maintenance thereof could not reasonably be expected to result in a Material Adverse Change, and (c) maintain and preserve all intellectual properties, including without limitation trademarks, trade names, patents, copyrights and other marks, registered and necessary for the standard operation of its business except where the maintenance thereof could not reasonably be expected to result in a Material Adverse Change.

8.2         Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge (a) all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (i) such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) the failure to do so would not reasonably be expected to result in a Material Adverse Change, and (b) all lawful and valid claims which, if unpaid, would result in the attachment of a Lien on its property as a matter of Law or contract.

8.3         Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards on terms as are generally consistent with the insurance coverage maintained by such Loan Parties as of the Closing Date, or as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are customarily insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary (in each case, in the reasonable judgment of the Borrowers). At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter certificates of insurance on ACORD 25 and 27 or 28 forms (or similar certificates) describing the insurance maintained on the Collateral, together with copies of the applicable endorsements described in the next sentence together with such certificates, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions specified below or are otherwise in form reasonably acceptable to the Administrative Agent in its reasonable discretion. The applicable Loan Parties shall notify the Administrative Agent promptly of any Recovery Event causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline in value. Any monies received by the Administrative Agent constituting property insurance proceeds or condemnation proceeds may, at the option of the Administrative Agent, (a) in the case of property insurance Net Cash Proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of this Agreement, or, if approved by the Required Lenders, disbursed to the applicable Loan Parties, (b) for losses of less than $35,000,000 (in the aggregate for any fiscal year) received at such time as no Event of Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (c) for losses equal to or greater than $35,000,000 (in the aggregate for any fiscal year) received at such time as no Event of Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received; provided that at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent within ten (10) Business Days after the date of receipt of such insurance proceeds or condemnation proceeds), the Borrowers may reinvest such proceeds in assets (excluding cash and Cash Equivalents) used or useful in the business of the Borrowers and their Subsidiaries within 365 days after receipt of such proceeds, or the Borrower or such Subsidiary shall have entered into a binding agreement for such reinvestment (as certified by the Borrower in writing to the Administrative Agent), which agreement requires consummation to occur not later than the 425th day after receipt of such Net Cash Proceeds; provided, however, that if such proceeds shall not have been fully used for such purposes within such period, the Borrowers shall be required to make a prepayment in an amount equal to such proceeds (to the extent the amount not used for reinvestment, repair, restoration and/or replacement exceeds $500,000) upon the expiration of such period.

8.4         Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties and equipment useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all necessary and appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

8.5         Inspection Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, directors and independent accountants, all in such detail and at such times and as often as any of the Lenders may reasonably request, as long as, absent the occurrence and during the continuance of an Event of Default or a Potential Default, such inspections and examinations, in the reasonable determination of the Borrowers, (a) do not cause an undue disruption of the business of the Loan Parties and their Subsidiaries, or (b) conflict with any facility or other security clearance(s) or protocols to which the applicable facilities may be subject; provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent; and further; provided that any such visit and inspection shall be at the expense of the Borrowers only once per year except when an Event of Default has occurred and is continuing.

8.6         Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep books of record and account which enable each Borrower and its Subsidiaries to issue financial statements in accordance with GAAP consistently applied and as otherwise required by applicable Laws of any Official Body having jurisdiction over such Borrower or any Subsidiary of such Borrower, and in which full, true and correct entries shall be made in all material respects of all financial transactions.

8.7         Compliance with Laws; Use of Proceeds.

(a)         Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, including all Environmental Laws and all applicable international trade laws, in all respects; except where such compliance with any law is being contested in good faith by appropriate proceedings diligently conducted.

(b)         The Loan Parties will use (i) the Letters of Credit and the proceeds of the Revolving Credit Loans only to fund ongoing working capital, capital expenditures and general corporate purposes, (ii) the proceeds of the Term Loans only to (x) refinance existing indebtedness and (y) fund Permitted Acquisitions, and (iii) the proceeds of the Delayed Draw Term Loans only to (x) refinance existing indebtedness, (y) fund Permitted Acquisitions, and (z) fund general corporate purposes, in each case, as permitted by applicable Law.

8.8         Additional Subsidiaries; Further Assurances.

(a)         Additional Material Domestic Subsidiaries. Promptly after the creation, acquisition or classification of any Material Domestic Subsidiary (and, in any event, within forty-five (45) days after such creation or acquisition, (or if later, the date it becomes a Material Domestic Subsidiary), as such time period may be extended by the Administrative Agent in its sole discretion) cause such Material Domestic Subsidiary to (i) become a Guarantor and grant a security interest in all personal property of such Material Domestic Subsidiary (subject to the exceptions specified in the Collateral Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Guaranty Joinder or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 [Initial Loans and Letters of Credit] as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent any original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Material Domestic Subsidiary, (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Material Domestic Subsidiary, and (v) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)         Additional Foreign Subsidiaries. The Borrowers shall notify the Administrative Agent promptly after any Person becomes a direct Material Foreign Subsidiary of a Loan Party, promptly thereafter (and, in any event, within forty-five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Loan Party to deliver to the Administrative Agent Security Documents pledging sixty five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new Material Foreign Subsidiary and a consent thereto executed by such new Material Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new Material Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such applicable Loan Party to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 [Initial Loans and Letters of Credit] as may be reasonably requested by the Administrative Agent, (iii) such applicable Loan Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with regard to such Person and (iv) such applicable Loan Party to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; except to the extent, in each case of subparts (i) through (iv), the Administrative Agent and the Borrowers have reasonably determined that the cost (including adverse tax consequences), burden, difficulty or consequence of taking such actions outweighs the benefit of a perfected security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing.

(c)         [Reserved].

(d)         Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions specified in Section 8.8(a) or Section 8.8(b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.8(a) or Section 8.8(b), as applicable, within forty-five (45) days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(e)         [Reserved].

(f)         Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on Collateral and all other real and personal property of the Loan Parties (subject to the exceptions specified in the Collateral Documents) whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem reasonably necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.9         Sanctions and Other Anti-Terrorism Laws; Anti-Corruption Laws.

(a)         The Loan Parties covenant and agree that they shall immediately notify the Administrative Agent, the Collateral Agent and each of the Lenders in writing upon any Loan Party becoming aware of occurrence of a Reportable Compliance Event.

(b)         Each Covered Entity to conduct their business in compliance with all applicable Anti‑Corruption Laws and Anti-Terrorism Laws and maintain policies and procedures designed to ensure compliance with such Laws.

8.10         [Reserved].

8.11         Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non‑Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.11 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II)) of the CEA.

8.12         Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)         Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrowers, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity, retained earnings and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of ICF as having been prepared in accordance with GAAP (subject only to normal year‑end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof). Delivery within the time period specified above of copies of the Borrowers’ Report on Form 10-Q prepared in compliance with the requirements thereunder and filed with the SEC and posted on ICF’s website shall be deemed to satisfy the requirements of this Section relating to consolidated financial statements.

(b)         Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of each Borrower, financial statements of the Borrowers consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and reported on independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof). The opinion or report of accountants shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), including without limitation as to the scope of such audit or status as a “going concern” of any Borrower or any Subsidiary. Delivery within the time period specified above of copies of the Borrowers’ Report on Form 10-Q prepared in compliance with the requirements thereunder and filed with the SEC and posted on ICF’s website shall be deemed to satisfy the requirements of this Section relating to consolidated financial statements.

8.13         Certificates; Notices; Additional Information. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)         Certificate of ICF. Concurrently with the financial statements of the Borrowers furnished to the Administrative Agent and to the Lenders pursuant to Section 8.12(a) [Quarterly Financial Statements] and Section 8.12(b) [Annual Financial Statements], a certificate (each, a “Compliance Certificate”) of ICF signed by an Authorized Officer of ICF, in the form of Exhibit J.

(b)         Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default, including all specific provisions of this Agreement and any other Loan Document that have been breached, and the action which such Loan Party proposes to take with respect thereto.

(c)         Material Adverse Change. Promptly after any Authorized Officer of any Loan Party has learned of any matter that would reasonably be expected to result in a Material Adverse Change, written notice thereof accompanied by a statement of an Authorized Officer of a Borrower or the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the Borrowers or the applicable Loan Party have taken and propose to take with respect thereto.

(d)         Organizational Documents. Within the time limits specified in Section 9.11 [Changes to Material Documents], any amendment to the organizational documents of any Loan Party.

(e)         Erroneous Financial Information; Change in Accounting. (i) Immediately in the event that any Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which such Borrower proposes to take with respect thereto and (ii) promptly notice in writing of any material change in accounting policies or financial reporting practice by any Loan Party or any Subsidiary thereof.

(f)         ERISA Event. Immediately upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.

(g)         Other Reports. Promptly upon their becoming available to the Borrowers:

(i)         Annual Budget. The annual budget and any forecasts or projections of the Borrowers, to be supplied not later than ninety (90) days after the commencement of the fiscal year to which any of the foregoing may be applicable;

(ii)         Government Contracts. Within ninety (90) days after the commencement of the fiscal year, summary contract/status backlog reports and a schedule listing each Government Contract which constitutes a Material Contract and has a remaining term of twelve (12) months or longer; and

(iii)         Management Letters. Any reports including management letters or recommendations submitted to any Borrower (including its board of directors or the audit committee thereof) by independent accountants in connection with any annual, interim or special audit.

(h)         SEC Filings and other Material Reports. Promptly upon their becoming publicly available, public SEC filings and other material reports, including SEC Form 8‑K, registration statements, proxies, prospectuses, financial statements and other shareholder communications, filed by such Borrower with the SEC (all of which may be provided by means of delivery of the applicable SEC Form or filing, and which will be deemed delivered upon (i) the posting of such information on such Borrower’s website or filed with SEC or (ii) the making of such information available on any Platform).

(i)         Other Information. Such other reports and information as the Administrative Agent or the Required Lenders may from time to time reasonably request.

(j)         Updates to Schedules. Should any of the information or disclosures provided on Schedules 6.2, 6.5 or 6.22 attached hereto become outdated or incorrect in any material respect, the Borrowers shall provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same on each date a Compliance Certificate with respect to annual financials is required to be delivered pursuant to Section 8.13(a) [Certificate of ICF]. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

8.14         Certificate of Beneficial Ownership and Other Additional Information. Provide to the Administrative Agent and the Lenders: (i) if ICF ceases to be publicly traded on a U.S. stock exchange, a Certificate of Beneficial Ownership (if required under applicable Law); (ii) thereafter, a new Certificate of Beneficial Ownership (for so long as ICF is a “Legal Entity Customer” under 31 CFR 1010.230(e)(1)), in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time as required for compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti‑money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.15         Depository Accounts. Each Borrower will maintain, and will cause each Domestic Subsidiary to maintain, its primary U.S. cash collection accounts with the Administrative Agent and all of its other primary U.S. bank accounts with a Lender. Each Lender maintaining a primary bank account of any Borrower expressly acknowledges and agrees that (a) the Administrative Agent, for the benefit of the Lenders ratably, has been granted a first priority security interest in and to such bank account pursuant to this Agreement, (b) the Lender’s possession of such bank account constitutes “control” for purposes of perfecting the Administrative Agent’s security interest in and to such bank account under the UCC or otherwise, and (c) such Lender’s rights and remedies with respect to such bank account (other than rights and remedies necessary to recoup normal and customary account fees and charges imposed from time to time for maintaining and administering such bank account, and rights and remedies with respect to items returned unpaid, whether for insufficient funds or for any other reason) shall be, and at all times remain, subject and subordinate to the rights and remedies of the Administrative Agent granted pursuant to this Agreement or available pursuant to applicable law.

8.16         Disclosure of Defaults, Etc.

(a)         Each Borrower will promptly advise the Administrative Agent and the Lenders in writing of (i) becoming aware of any termination for default, suspension, debarment, show cause notice or similar adverse action or proceeding, including without limitation any pending or threatened litigation involving any Loan Party or any of their Subsidiaries and in each case involving amounts in excess of $20,000,000, and (ii) any condition, act, event or occurrence which comes to such Borrower’s attention that could reasonably be expected to (A) result in a termination for default, suspension, debarment or similar adverse proceeding which could reasonably be expected to cause a Material Adverse Change, (B) prejudice the Administrative Agent’s or any Lender’s rights in connection with this Agreement, any Note or any other Loan Document, or (C) result in any litigation or other legal or administrative proceeding or investigation asserting a liability of a Loan Party or any of their Subsidiaries, or seeking the entry of any judgment in excess of $15,000,000. Additionally, the Borrowers agree to provide written notice to the Administrative Agent and the Lenders promptly, but in all events within ten (10) Business Days, after the date on which any senior executive of the Borrowers obtains knowledge of any obligation of a Loan Party of any of their Subsidiaries for the payment of borrowed money, whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof. Any notice issued pursuant to this Subsection shall include such details as the Administrative Agent may reasonably require.

(b)         If, at any time after the Closing Date, any Borrower shall receive any letter, notice (including any notice by the DCAA or any other government authority regarding any proposed audit or investigation), subpoena, court order, pleading or other document issued, given or delivered by the Government or any other governmental authority, any Prime Contractor or by any Person acting for or on behalf of the Government, such other governmental authority or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Loan Party or any of their Subsidiaries, the Borrowers shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Administrative Agent, the Administrative Agent’s counsel and each Lender promptly, but in all events within ten (10) Business Days, after receipt by a senior executive of the Borrowers thereof. Furthermore, if any Loan Party or any of their Subsidiaries shall issue, give or deliver to the Government or any other governmental authority, any Prime Contractor or by any Person acting for or on behalf of the Government, such other governmental authority or such Prime Contractor, any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Loan Party or any of their Subsidiaries, the Borrowers shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Administrative Agent, the Administrative Agent’s counsel and each Lender concurrent with the issuance or delivery thereof to the Government, such other governmental authority, such Prime Contractor or any Person acting for or on behalf of the Government, such other governmental authority or such Prime Contractor. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Administrative Agent, the Administrative Agent’s counsel and each Lender pursuant to this Section 8.16 contains any information deemed “classified” by the Government or such other governmental authority and/or the dissemination of any such information to the Administrative Agent, the Administrative Agent’s counsel and each Lender would result in any Loan Party or any of their Subsidiaries violating any Applicable Law, then the Borrowers shall deliver to the Administrative Agent, the Administrative Agent’s counsel and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more) detail as can be included therein without violating any Applicable Law.

8.17         Security Perfection; Assignment of Claims Act; Payment of Costs. The Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Administrative Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Administrative Agent or Lenders pursuant hereto or pursuant to any other Loan Document. On or before the date which is ninety (90) days from the date of any Government Contract hereafter entered into, extended or renewed by one or more Loan Parties, such Loan Parties shall execute all documents necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the “Government Contract Assignments”) in connection with each such Government Contract; provided, however, that (a) no Loan Party’s failure to execute and deliver any Government Contract Assignment shall constitute a default, breach or violation of any Loan Party’s obligation(s) set forth in this Section 8.17, unless the Administrative Agent shall have made written demand upon such Loan Party to fully and faithfully comply with its obligation(s) with respect to Government Contract Assignments set forth in this Section 8.17, and such demand shall have been issued by the Administrative Agent only after the occurrence of an Event of Default; and (b) unless an Event of Default shall have occurred and be continuing, no Government Contract Assignment shall be required for any Government Contract which (i) has a remaining value of less than $5,000,000, or (ii) has a remaining term of less than twelve (12) months (with no option to extend). The Borrowers acknowledge that the Administrative Agent and the Lenders will be irreparably harmed if any Loan Party fails or refuses to execute and deliver any Government Contract Assignment after the Administrative Agent’s demand therefor, as and when required pursuant to this Section 8.17, and that the Administrative Agent and the Lenders have no adequate remedy at law. In such event, the Borrowers agree that the Administrative Agent shall be entitled, in addition to all other rights and remedies available to the Administrative Agent and/or the Lenders, to injunctive or other equitable relief to compel the Loan Parties’ full compliance with the requirements of this Section 8.17. All costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the preparation, execution, delivery and administration of Government Contract Assignments shall be borne solely by the Borrowers. Additionally, the Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders’ income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

8.18         Post Closing. The Borrowers will perform the obligations set forth on Schedule 8.18, as and when set forth therein.

8.19         Substitute Notes. Upon request of the Administrative Agent, each Borrower shall execute and deliver to the Administrative Agent substitute promissory notes, in form and substance satisfactory to the Administrative Agent in all respects, payable to such Person (and such Person’s registered assigns) as may be designated by the Administrative Agent; provided, however, that (i) the aggregate principal amount of all outstanding promissory notes shall not exceed the applicable commitment amount as of the date such substitute note(s) are issued, and (ii) the replaced notes are marked canceled and delivered to the Borrowers (or customary evidence of the loss or destruction thereof is provided to the Borrowers).

ARTICLE 9
NEGATIVE COVENANTS

Each Loan Party, jointly and severally, hereby covenants and agrees that until the Facility Termination Date, the Loan Party will not, and will not permit any of its Subsidiaries to:

9.1         Indebtedness. At any time create, incur, guaranty, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness under the Loan Documents;

(b)         existing Indebtedness as specified on Schedule 9.1 (including but not limited to (x) any refinancings, refundings, extensions or renewals of Indebtedness and (y) any intercompany Indebtedness (other than to another Loan Party)); provided that (i) there is no increase in the principal amount thereof (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, extension or renewal and by an amount equal to any existing commitments unutilized at the time of such refinancing, refunding, extension or renewal), (ii) the final maturity date shall not be earlier, and weighted average life of such refinancing, refunding, renewal or extension shall not be shorter, than the Indebtedness being refinanced, refunded, renewed or extended, (iii) the refinancing, refunding, renewal or extension shall have no additional obligors (including any guarantors) than the Indebtedness being refinanced, refunded, renewed or extended and (iv) any refinancing, refunding, renewal or extension of any subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Administrative Agent and the Lenders and (B) no more restrictive to the Borrowers and their Subsidiaries than the Indebtedness being refinanced, refunded, renewed or extended;

(c)         Indebtedness incurred with respect to purchase money security interests and capitalized leases in an aggregate not to exceed the greater of (i) $30,000,000 and (ii) 10% of Consolidated EBITDA, at any time outstanding;

(d)         Indebtedness of (i) a Loan Party to another Loan Party, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) of any Loan Party to a Subsidiary that is not a Loan Party so long as such Indebtedness under this clause (iii) is subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(e)         any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Administrative Agent (such consent not be unreasonably withheld, delayed or conditioned), or (iv) Indebtedness under any Other Lender Provided Financial Service Product; provided, however, the Loan Parties shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes;

(f)         Indebtedness consisting of obligations arising under Permitted Factoring Transactions; provided that clause (ii) of Section 9.6(g) shall be satisfied in connection with the incurrence of such Indebtedness;

(g)         Guaranties with respect to any Indebtedness permitted pursuant to clauses (a), (b), (c) and (e) of this Section 9.1;

(h)         Incremental Equivalent Debt; provided that the Consolidated Leverage Ratio will be in Pro Forma Compliance with the maximum Consolidated Leverage Ratio in effect as of the date of incurrence of such Incremental Equivalent Debt pursuant to Section 9.14 [Maximum Consolidated Leverage Ratio], in each case based on the financial statements most recently delivered pursuant to Section 8.12(a) [Quarterly Financial Statements] or Section 8.12(b) [Annual Financial Statements], as applicable, both before and after giving effect (on a Pro Forma Basis) to such Incremental Equivalent Debt;

(i)         bid bonds, performance bonds and/or guarantees with respect to the failure of a Borrower, Guarantor or non-Loan Party Subsidiary to complete a contractual obligation (but not with respect to financing such obligation) incurred in the ordinary course of business in an amount not to exceed, individually or in the aggregate, the greater of (i) $20,000,000 and (ii) 5% of Consolidated EBITDA (as determined at the time of incurrence of the most recent Indebtedness incurred in reliance on this subsection (i)(ii)), at any time, with the understanding that bank guarantees (including advance payment guarantees) permitted pursuant to Section (i) of this Agreement shall not be included in any calculation of the foregoing basket;

(j)         unsecured Indebtedness arising from bank guarantees (including advance payment guarantees) issued for the account of a Loan Party or (to the extent mutually agreed to in writing from time to time by the Administrative Agent and the Borrowers) a non-Loan Party Subsidiary, in each case issued and incurred in the ordinary course of business; provided that the aggregate face amount of any and all such bank guarantees (including advance payment guarantees) outstanding at any time shall not exceed $40,000,000;

(k)         unsecured performance guarantees (i.e., the non-monetary contingent obligation to complete performance of a contract) issued by any Loan Party or Subsidiary thereof on behalf of any other Loan Party or Subsidiary thereof in the ordinary course of business;

(l)         Unsecured trade debt and operating leases incurred in the ordinary course of business;

(m)         Indebtedness secured by Permitted Liens, provided that such Indebtedness is otherwise permitted pursuant to the terms of this Agreement;

(n)         Indebtedness in respect of overdraft facilities, employee credit card programs, automated clearinghouse arrangements and other cash management and other similar arrangements entered into in the ordinary course of business;

(o)         Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(p)         Indebtedness of any Person that becomes a Subsidiary at any time after the Closing Date, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) no Loan Party or any Subsidiary (other than such Person and its Subsidiaries or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, (iii) immediately after giving effect to such Indebtedness on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Sections 9.14 and 9.15 recomputed as of the end of the most recently ended Measurement Period for which the Borrowers have or should have delivered financial statements pursuant to Section 8.12, and (iv) such Indebtedness shall not exceed $35,000,000 at any time outstanding;

(q)         Indebtedness of, and with sole recourse to, Foreign Subsidiaries in an aggregate principal amount outstanding at the time of, and immediately after giving effect to, the incurrence of any such Indebtedness not to exceed the greater of (i) $30,000,000 and (ii) 10% of Consolidated EBITDA (“Foreign Subsidiary Indebtedness”);

(r)         Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted under Section 9.3; and

(s)         any other unsecured Indebtedness (including, without limitation, convertible debt) assumed or incurred by any Loan Party or non-Loan Party Subsidiary, not otherwise permitted under this Section so long as (A) the Borrowers shall be in Pro Forma Compliance with the maximum Consolidated Leverage Ratio in effect as of the date of incurrence of such Indebtedness pursuant to Section 9.14 [Maximum Consolidated Leverage Ratio], in each case based on the financial statements most recently delivered pursuant to Section 8.12(a) [Quarterly Financial Statements] or Section 8.12(b) [Annual Financial Statements], as applicable, both before and after giving effect (on a Pro Forma Basis) to such Indebtedness, (b) the Borrowers shall be in compliance with financial covenant specified in Section 9.15 [Minimum Consolidated Interest Coverage Ratio] on a Pro Forma Basis after giving effect to incurring such additional Indebtedness, (C) such additional Indebtedness shall not be on terms more restrictive than the Loans, (D) such additional Indebtedness shall have a maturity date at least ninety-one (91) days beyond the Facility Termination Date, (E) principal payments of such additional Indebtedness from the date of incurrence through and including the date that is ninety-one (91) days beyond the Facility Termination Date shall not exceed 10% of the principal amount of such additional Indebtedness, (F) the aggregate amount of Indebtedness then unpaid and outstanding with respect to all non-Loan Party Subsidiaries does not exceed the greater of (i) $50,000,000 and (ii) 25% of Consolidated EBITDA, and (G) no Event of Default or Potential Default shall have occurred and be continuing, or be caused thereby, under any of the Loan Documents.

9.2         Liens. At any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, other than the following:

(a)         Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or which are being contested in good faith and by appropriate proceedings;

(b)         pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c)         Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business, and Liens of landlords securing obligations to pay lease payments, in each case, that are not past due for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens;

(d)         good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Hedge Liabilities or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e)         Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(f)         Liens in the Collateral in favor of the Secured Parties;

(g)         any Lien existing on the date of this Agreement and described on Schedule 1.1(D); provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(h)         purchase money security interests and capitalized leases; provided that (i) the aggregate amount of loans and deferred payments secured by such purchase money security interests and capitalized leases shall not exceed the amount set forth in Section 9.1(c) (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(D)), and (ii) such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capital lease;

(i)         Liens on Permitted Factoring Property arising after such Permitted Factoring Property is actually sold or otherwise transferred in a Permitted Factoring Transaction to a Person that is not a Borrower or a Subsidiary (other than an SPV);

(j)         Liens securing Incremental Equivalent Debt; provided that such Liens shall be subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, a “pari passu” intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(k)         judgment Liens which are not prohibited by Section 9.13;

(l)         leases or subleases granted to others for fair and adequate consideration, upon fair and reasonable arm’s-length terms and conditions and not interfering in any material respect with the business of the Borrowers or its Subsidiaries;

(m)         rights of licensors and licensees under licenses of intellectual property (or rights therein) entered into in the ordinary course of business;

(n)         Liens on property or assets acquired pursuant to an acquisition or other Investment permitted under Section 9.3 (and the proceeds thereof) or on property or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to such acquisition and not created in contemplation thereof; provided that (i) such Liens do not at any time extend to any other entity, property or assets and (ii) the aggregate outstanding principal amount of Indebtedness secured by such Liens shall not at the time of incurrence thereof exceed $35,000,000 at any time outstanding;

(o)         Liens on property of Foreign Subsidiaries securing Foreign Subsidiary Indebtedness permitted under Section 9.12(q) or Section 9.12(s);

(p)         Liens on the interest of any Person (other than any Borrower or its Subsidiaries) in any property leased by such Person to the Borrower or its Subsidiaries; and

(q)         Liens (other than Liens described in any of the foregoing clauses) securing obligations in the aggregate not exceeding, at any time outstanding, the greater of (i) $30,000,000 and (ii) 10% of Consolidated EBITDA.

9.3         Loans and Investments. At any time make or suffer to remain outstanding any Investment, except:

(a)         trade credit extended on usual and customary terms in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business and in the reasonable business judgement of such Loan Party;

(b)         Permitted Investments;

(c)         loans, advances and investments by any Loan Party or Subsidiary thereof in or to any Loan Party; and loans, advances and investments by any Subsidiary that is not a Loan Party thereof in or to any other Subsidiary that is not a Loan Party;

(d)         intercompany Indebtedness permitted by Section 9.1(d);

(e)         Permitted Acquisitions, including any Delayed Draw Term Loan Acquisition;

(f)         investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(g)         the transfer of Permitted Factoring Property to an SPV immediately prior to the sale of such Permitted Factoring Property in Permitted Factoring Transactions and other de minimis Investments in connection with the creation of any such SPV;

(h)         (a) Investments by any Loan Party in or to any and all Joint Ventures or Affiliates that are not Loan Parties (including Foreign Subsidiaries); provided that all such Investments pursuant to this clause (h)(a) shall not to exceed the greater of (i) $50,000,000 and (ii) 10% of Consolidated EBITDA in an aggregate amount at any time outstanding; and (b) Investments by any Loan Party in or to any and all Affiliates that are not Loan Parties (including Foreign Subsidiaries and Joint Ventures); provided that all such Investments pursuant to this clause (h)(b) shall be in the form of intercompany loans and evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders;

(i)         subject to the other terms and provisions of this Agreement, other Investments, in an aggregate amount not to exceed, outstanding at any time, the greater of (i) $50,000,000 and (ii) 25% of Consolidated EBITDA;

(j)         loans or advances to individual officers or present employees of any Loan Party or Subsidiary thereof, provided, that all such loans and advances to such Persons may not exceed $5,000,000) in the aggregate, at any time; it being understood that travel advances and employee retention bonuses made in the ordinary course of business shall not be included in calculating the foregoing computation;

(k)         other loans to individual officers and employees of any Loan Party, the proceeds of which shall be advanced on a net cash basis and used solely to finance the purchase of stock in ICF by such officer or employee pursuant to and in accordance with an Approved ESPP; and

(l)         Ordinary Course Payments.

9.4         Dividends and Related Distributions. Make any Restricted Payment, or agree to become or remain liable to make any Restricted Payment, except:

(a)         dividends or other distributions payable to any Loan Party, or by any Subsidiary to any other Subsidiary;

(b)         Any Borrower and each Subsidiary may purchase Call Options;

(c)         so long as no Potential Default or Event of Default has occurred and is continuing or would result therefrom, ICF may make dividends or distributions in shares of its own Equity Interests (other than Disqualified Equity Interests);

(d)         so long as no Potential Default or Event of Default has occurred and is continuing or would result therefrom, any Borrower or any of their Subsidiaries may pay other dividends in an aggregate maximum amount during any calendar year not to exceed $25,000,000;

(e)         so long as (i) no Potential Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Consolidated Leverage Ratio shall be 0.50 to 1.00 less than the then applicable level specified in Section 9.14 [Maximum Consolidated Leverage Ratio], based on the financial statements most recently delivered pursuant to Section 8.12(a) [Quarterly Financial Statements] or Section 8.12(b) [Annual Financial Statements], as applicable, both before and after giving effect (on a Pro Forma Basis) to such dividends or distributions, and (iii) after giving effect to such dividends or distributions, the Borrowers’ Net Liquidity shall be at least $100,000,000, any Borrower or any of their Subsidiaries may pay dividends or make other distributions; and

(f)         so long as no Potential Default or Event of Default has occurred and is continuing or would result therefrom, any Borrower or any of their Subsidiaries may make share repurchases of its own Equity Interests (other than Disqualified Equity Interests) in an aggregate maximum amount during any calendar year not to exceed $25,000,000.

9.5         Liquidations, Mergers, Consolidations, Acquisitions. Dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person (other than pursuant to a Permitted Acquisition) or consummate an LLC Division; provided that (a) any Loan Party other than a Borrower may consolidate or merge into, or liquidate into, another Loan Party which is wholly-owned by one or more of the other Loan Parties, (b) any Foreign Subsidiary that is not a Loan Party may consolidate or merge into, or liquidate into, any other Subsidiary that is not a Loan Party, (c) any Domestic Subsidiary that is not a Loan Party may consolidate or merge into, or liquidate into, any other Domestic Subsidiary, (d) any Loan Party or Subsidiary may consolidate or merge into, or liquidate into, any Borrower, so long as such Borrower is the surviving Person; and (e) any Subsidiary that liquidates pursuant to the foregoing may wind up and be dissolved.

9.6         Dispositions of Assets or Subsidiaries. Make any Asset Disposition, except:

(a)         any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(b)         any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters permitted by the terms of this Agreement;

(c)         any sale of defaulted receivables in the ordinary course of business;

(d)         abandonment, cancellation or disposition of any non-material intellectual property in the ordinary course of business;

(e)         dispositions of Government Contracts that are required by law or by any government authority or government agency to be sold as a result of an organizational conflict of interest;

(f)         any sale, transfer or lease of assets, other than those specifically excepted pursuant to clause (a) through (e) above, which, to the extent exceeding $50,000,000 during any fiscal year in the aggregate for all such dispositions, is approved by the Required Lenders so long as the Net Cash Proceeds (as reasonably estimated by the Borrowers) are applied as a mandatory prepayment of the Term Loans and Delayed Draw Term Loans in accordance with the provisions of Section 5.3(a) [Sale of Assets]; or

(g)         the disposition of Permitted Factoring Property in Permitted Factoring Transactions; provided that the aggregate net book value of all accounts receivable of the Borrowers and their Subsidiaries at any time subject to Permitted Factoring Transactions shall not exceed the greater of (A) $100,000,000 and (B) twenty-five percent (25%) of the net book value of the accounts receivable of the Borrowers and their Subsidiaries on a consolidated basis as of the end of the four fiscal quarters most recently ended for which the Borrowers have delivered pursuant to Section 8.12(a) [Quarterly Financial Statements] or Section 8.12(b) [Annual Financial Statements], as applicable.

9.7         Affiliate Transactions. Enter into or carry out any transaction with any Affiliate of any Loan Party that is not a Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are promptly and fully disclosed to the Administrative Agent and is in accordance with all applicable Law; provided that the foregoing shall not prohibit any (a) transaction permitted by Sections 9.1 [Indebtedness], 9.3 [Loans and Investments], 9.4 [Dividends and Related Distributions], 9.5 [Liquidations, Mergers, Consolidations, Acquisitions] and 9.6 [Dispositions of Assets or Subsidiaries], (b) employment, equity compensation and related agreements among Loan Parties and any officers, directors and employees of Loan Parties and payment of fees to and reimbursement of expenses of members of the Board of Directors, in each case, in the ordinary course of business of the Loan Parties, and (c) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 9.7 or any amendment, modification, replacement, renewal or extension of to any such agreement to the extent that the resulting agreement, taken as a whole, is not adverse to the Administrative Agent or the Lenders in any material respect.

9.8         Subsidiaries, Partnerships and Joint Ventures. Own or create directly or indirectly any Material Domestic Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date (ii) any SPV created in connection with a Permitted Factoring Transaction and (iii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Administrative Agent items required by Section 8.8 [Additional Subsidiaries; Further Assurances].

9.9         Continuation of or Change in Business. Engage in any business other than substantially as conducted and operated by any Loan Party or Subsidiary as of the Closing Date and businesses substantially related, incidental or ancillary thereto.

9.10         Fiscal Year. Change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or make any material change in its accounting treatment or reporting practices (except as required by GAAP).

9.11         Changes to Material Documents. (i) Change its registered name, state of incorporation, or state or country of organization (as applicable), without giving at least thirty (30) days prior written notice to the Administrative Agent (or such lesser period of time acceptable to the Administrative Agent in its sole discretion), or (ii) without consent of the Required Lenders, amend any of its organization documents or any Material Contract in any manner materially adverse to the Administrative Agent or the Lenders or which would reasonably be expected to result in a Material Adverse Change.

9.12         [Reserved].

9.13         [Reserved].

9.14         Maximum Consolidated Leverage Ratio. Permit at any time the Consolidated Leverage Ratio, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to exceed 4.50 to 1.00; provided, however, upon a Borrower’s written request to the Administrative Agent in connection with the delivery of the applicable Permitted Acquisition Certificate delivered pursuant to a Material Permitted Acquisition, the maximum Consolidated Leverage Ratio permitted pursuant to this Section 9.14 shall be temporarily increased (the “Leverage Ratio Step Up”) to 5.00 to 1.00 for a four (4) fiscal quarter period, to be tested at the end of the fiscal quarter in which such Material Permitted Acquisition occurred and as of the end of each of the next succeeding three (3) fiscal quarters ending thereafter; provided, further, that (x) the Borrowers may request any such Leverage Ratio Step Up in the permitted maximum Consolidated Leverage Ratio not more than twice during the term of this Agreement and (y) after utilizing the first Leverage Ratio Step Up, the Consolidated Leverage Ratio shall reset to 4.50 to 1.00 for at least one full fiscal quarter until the second Leverage Ratio Step Up may be utilized.

9.15         Minimum Consolidated Interest Coverage Ratio. Permit the ratio of Consolidated EBITDA to Consolidated Interest Expense of each Borrower and its Subsidiaries, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 3.00 to 1.00.

9.16         [Reserved]

9.17         Limitation on Negative Pledges and Restrictive Agreements. Enter into, or permit to exist, any contractual obligation (except for (A) this Agreement and the other Loan Documents, and (B) restrictions and conditions existing on the Closing Date identified on Schedule 9.17 (and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition so long as the scope of any such restriction or condition shall not have been expanded as a result thereof))), that (a) encumbers or restricts the ability of any such Person (other than a Foreign Subsidiary in connection with Indebtedness explicitly permitted by Section 9.1) to (i) to act as a Loan Party; (ii) make dividends or distribution to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, including any intercompany loans, (iv) make loans or advances to any Loan Party, or (v) create any Lien in favor of the Administrative Agent upon any Collateral, whether now owned or hereafter acquired (except, in the case of clause (a)(v) only, for any document or instrument governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries), (b) requires the grant of any Lien, other than Permitted Liens, on property for any obligation if a Lien on such property is given as security for the Obligations or (c) requires the grant of any Lien (including, but not limited to, a mortgage), other than Permitted Liens, on any real property of any Loan Party.

9.18         [Reserved].

9.19         [Reserved].

9.20         Sanctions and other Anti-Terrorism Laws. (a) Become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or knowingly indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Facilities with funds derived from any unlawful activity; (d) knowingly permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any applicable Laws; or (f) cause any Lender, Administrative Agent or Collateral Agent to violate any sanctions administered by OFAC.

9.21         Anti-Corruption Laws. Directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which such Covered Entity conducts business.

ARTICLE 10
DEFAULT

10.1         Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)         Payments Under Loan Documents. A Borrower or any other Loan Party shall fail to pay, (i) when and as required to be paid herein, and in the Currency required hereunder, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any fee or other amount owing hereunder or under the other Loan Documents; or

(b)         Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (or, in the case of any such representation and warranty that is qualified by materiality or reference to Material Adverse Change, in any respect) as of the time it was made, deemed made or furnished; or

(c)         Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1(a) [Preservation of Existence], Section 8.7(b) [Use of Proceeds], Section 8.8(a) [Additional Domestic Subsidiaries], Section 8.9 [Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws], Section 8.12 [Reporting Requirements], Section 8.13 [Certificates; Notices; Additional Information] or Article 9 [Negative Covenants]; or

(d)         Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days or more following the earlier to occur of (i) notice from the Administrative Agent or (ii) the date any executive officer or Authorized Officer of any Borrower (A) has knowledge of such default or (B) after due inquiry, would have obtained knowledge of such default; or

(e)         Defaults in Other Agreements or Indebtedness. (x) A breach or event of default shall occur at any time under the terms of any one or more other agreements involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in an aggregate principal amount (for all such agreements) in excess of $25,000,000, and such breach, default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) at least $500,000 of any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or requires an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (y) (i) there shall be a default by any Loan Party or Subsidiary thereof under any Material Contract which has had or could reasonably be expected to result in a Material Adverse Change; or (ii) a cure notice issued to ICF or any Subsidiary thereof under any Material Contract shall remain uncured beyond (A) the expiration of the time period available to the ICF or an applicable Subsidiary pursuant to such Material Contract and/or such cure notice (as the case may be), to cure the noticed default, or (B) the date on which the other contracting party is entitled to exercise its rights and remedies under such Material Contract as a consequence of such default; provided that none of the events described in this Section 10.1(e)(y) will be an Event of Default if within thirty (30) days after the earlier of (i) notice from the Administrative Agent or (ii) the date any executive officer or Authorized Officer of any Borrower (A) has knowledge of such default or (B) after due inquiry, would have obtained knowledge of such default, (x) the affected Material Contract is replaced with an equivalent agreement with a replacement counterparty acceptable to the Required Lenders in their sole discretion and on terms commercially acceptable to the Required Lenders and (y) the affected Material Contract shall have been terminated and no Loan Party or Subsidiary thereof shall have any outstanding obligations thereunder; or

(f)         Final Judgments or Orders. Any final judgments or orders for the payment of money, in each case in excess of $35,000,000 (to the extent not covered by independent third party insurance as to which the insurer has been notified of such judgment and has not denied coverage) in the aggregate shall be entered against any Loan Party or any Subsidiary of a Loan Party or any attachment against any Loan Party’s or any of its Subsidiaries’ property by a court having jurisdiction in the premises, and with respect to which either (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of thirty (30) consecutive days during which the same shall remain undischarged and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(g)         Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against an Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(h)         Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any tangible assets or properties of any Loan Party or any Subsidiary of a Loan Party in excess of $35,000,000, or any Loan Parties’ or any of their Subsidiaries’ assets, valued in excess of $35,000,000, are attached, seized, levied upon or subjected to a writ or distress warrant; or such outcome within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty (45) days thereafter, in each case as would reasonably be expected to result in a Material Adverse Change; or

(i)         Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, or any Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $20,000,000; or

(j)         Change of Control. A Change of Control shall occur; or

(k)         Relief Proceedings; Solvency; Attachment. Either (i) a Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party or a substantial part of the assets of any Loan Party or Subsidiary and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any Subsidiary of any Loan Party and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(l)       Fundamental Changes. Any Loan Party or any of their Material Subsidiaries shall change its registered name, state of incorporation, or state or country of organization (as applicable), without complying with Section 9.11 [Changes to Material Documents]; or (m)         Debarment. (i) Any Borrower, Guarantor or Domestic Subsidiary is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Borrower, Guarantor or Domestic Subsidiary; or (iii) a notice of termination for default or the actual termination for default of any federal Government Contract shall have been issued to or received by any Borrower, Guarantor or Domestic Subsidiary; or (iv) a Government investigation or inquiry relating to any Loan Party or any of their Subsidiaries and involving fraud, deception, dishonesty, willful misconduct or any allegation thereof shall have been commenced in connection with any federal Government Contract or any Loan Party’s or any of their Subsidiaries’ activities.

10.2         Consequences of Event of Default.

(a)         Generally. If any Event of Default specified under Section 10.1 [Events of Default] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall, take any or all of the following actions:

(i)         declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)         require each Borrower to, and each Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the Dollar Equivalent of the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and each Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(iv)         exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of such Borrower to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)         Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.5 [Sharing of Payments by Lenders], after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(c)         Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 10.2 for the benefit of all the Lenders and the Issuing Lender and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.2(b) [Set-Off] (subject to the terms of Section 5.5 [Sharing of Payments by Lenders]), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 10.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso (and subject to Section 5.5 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.3         Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 10.2(c) [Enforcement of Rights and Remedies] (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 10.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Section 5.15 [Defaulting Lenders] and Section 10.2(a)(iii) [Generally] and any applicable intercreditor agreement) be applied as follows:

(a)         First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees and Commitment Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b)         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees and Commitment Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c)         Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

(d)         Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fourth held by them;

(e)         Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(f)         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

Notwithstanding anything to the contrary in this Section 10.3, no Swap Obligations of any Non‑Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 10.3.

In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 [The Administrative Agent] hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 11
THE ADMINISTRATIVE AGENT

11.1         Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither any Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

11.2         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.3         Exculpatory Provisions.

(a)         The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)         shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.1 [Modifications; Amendments or Waivers] and Section 10.2 [Consequences of Event of Default]), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by a Borrower, a Lender or an Issuing Lender.

(c)         The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.6         Resignation of Administrative Agent.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the contiguous United States, or an Affiliate of any such bank with an office in the contiguous United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

11.7         Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

11.9         Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of that certain Fee Letter, dated as of March 7, 2022 (the “Administrative Agent’s Letter”) between the Borrowers, the Administrative Agent and PNC Capital Markets LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

11.10         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.8(b) [Letter of Credit Fees] and Section 12.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3 [Expenses; Indemnity; Damage Waiver].

11.11         Collateral and Guaranty Matters.

(a)         Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(i)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Facility Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.1 [Modifications; Amendment or Waivers], if approved, authorized or ratified in writing by the Required Lenders;

(ii)         to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by subsection (h) of Section 9.2 [Liens]; and

(iii)         to release any Guarantor from its obligations under each Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents (and release any Lien granted to the Administrative Agent by such Subsidiary).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.11.

(b)         The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

11.12         No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11.13         Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3 [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

11.14         ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

(ii)         the transaction exemption set forth in one or more Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95‑60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless sub-clause (i) in the immediately preceding Section 11.14(a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 11.14(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that: none of the Administrative Agent or the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any other documents related to hereto or thereto).

The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

11.15         Erroneous Payments.

(a)         If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)         (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)         such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).

(c)         Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, subject (if applicable) to the Borrower’s consent rights pursuant to the terms of Section 12.8(b) [Successors and Assigns] (such consent not to be unreasonably withheld, delayed or conditioned), sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)         The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)         To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 12
MISCELLANEOUS

12.1         Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 5.17 [Incremental Loans]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided that no such agreement, waiver or consent may be made which will:

(a)         Increase of Commitment. Increase the amount of the Revolving Credit Commitment, Term Loan Commitment or Delayed Draw Term Loan Commitment of any Lender hereunder without the consent of such Lender;

(b)         Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date, the Term Loan Maturity Date, the Delayed Draw Term Loan Maturity Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates), reduce the stated rate of the Commitment Fee or any other fee payable to any Lender, or reduce any amounts payable pursuant to Section 12.3 [Expenses; Indemnity; Damage Waiver], without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));

(c)         Release of Collateral or Guarantor; Subordination. (i) Except for sales of assets permitted by Section 9.6 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral or release all or substantially all the value of the Guarantors from their Obligations under the Guaranty Agreement, (ii) except for subordination by the Administrative Agent under Section 11.11(a)(ii) [Collateral and Guaranty Matters] to the holder of any Lien on such property that is permitted by subsection (h) of Section 9.2 [Liens], subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, or (iii) amend Section 9.6 [Dispositions of Assets or Subsidiaries] in order to permit the release of all or substantially all of the Collateral or the release of all or substantially all of the value of the Guarantors from their Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders);

(d)         Assignments by Loan Parties. Except as otherwise permitted by this Agreement, permit any Loan Party to assign its rights under this Agreement, without the consent of all Lenders (other than Defaulting Lenders); or

(e)         Miscellaneous. Amend Section 5.4 [Pro Rata Treatment of Lenders], Section 11.3 [Exculpatory Provisions], Section 5.5 [Sharing of Payments by Lenders], Section 10.3 [Application of Proceeds] or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of “Required Lenders”, in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further, that, if in connection with any proposed waiver, amendment or modification referred to in Section 12.1(a) through Section 12.1(d) above, there is a Non-Consenting Lender, then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend (x) the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrowers (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; (y) the Term Loan Maturity Date with respect to applicable Lenders that agree to such extension with respect to their Term Loans with the written consent of each such approving Lender, the Administrative Agent and the Borrowers (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term Loan Facility with respect to the portion thereof with a Term Loan Maturity Date so extended; provided that in each such case any such proposed extension of the Expiration Date or the Term Loan Maturity Date shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrowers wish to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders; and (z) the Delayed Draw Term Loan Maturity Date with respect to applicable Lenders that agree to such extension with respect to their Delayed Draw Term Loans with the written consent of each such approving Lender, the Administrative Agent and the Borrowers (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Delayed Draw Term Loan Facility with respect to the portion thereof with a Delayed Draw Term Loan Maturity Date so extended; provided that in each such case any such proposed extension of the Expiration Date or the Delayed Draw Term Loan Maturity Date shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrowers wish to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders. This paragraph shall apply to any Incremental Loans in the same manner as it applies to the applicable Facility; provided that any such offer may, at the Borrowers’ option, be made to the Lenders in respect of any tranche or tranches of Incremental Loans and/or any Facility without being made to any other tranche of Incremental Loans or the Facility, as the case may be.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrowers, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrowers, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Revolving Credit Commitment, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitment, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.

12.2         No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

12.3         Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses. Each Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

(b)         Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities, costs and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, joint or several, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party, or any affiliate of any such party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto, including any preparation of a defense in connection therewith; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)         Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3(a) [Costs and Expenses] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)         Payments. All amounts due under this Section 12.3 shall be payable not later than ten (10) days after demand therefor.

(f)         Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

12.4         Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

12.5         Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)         if to any Borrower or any other Loan Party, to it at ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention of James Daniel, General Counsel (Facsimile No. 703 934-3740; Telephone No. 703 934-3879);

(ii)         if to the Administrative Agent, to PNC Bank, National Association at 800 17th Street NW, 3rd Floor, Washington, DC 20006, Attention of Eric Williams (Facsimile No. (202) 835-5977; Telephone No. (202) 912-3917; Email eric.h.williams@pnc.com);

(iii)         if to PNC Bank, National Association in its capacity as Issuing Lender, to it at 500 First Avenue, Pittsburgh, PA 15219, Attention of Agency Services (Facsimile No. (412) 762-8672; Telephone No. (412) 762-6442), and if to any other Issuing Lender, to it at the address provided in writing to the Administrative Agent and the Borrowers at the time of its appointment as an Issuing Lender hereunder;

(iv)         if to a Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 [Revolving Credit and Swingline Loan Facilities] or Article 3 [Term Loans; Delayed Draw Term Loans] if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)         Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)         Platform.

(i)         Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)         The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.6         Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.7         Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Article 5 [Payments; Taxes; Yield Maintenance] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

12.8         Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(1)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)         in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment, Term Loan Commitment or Delayed Draw Term Loan Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:

(1)         the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(2)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Loan Facility or Delayed Draw Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans or Delayed Draw Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(3)         the consent of the Issuing Lender and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)         Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any Affiliates or Subsidiaries of any Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)         No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)         Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4 [Applicable Reference Rate Unascertainable; Etc.], Section 5.8 [Increased Costs], and Section 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)         Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that the Loans and the Commitments will be at all times maintained in “registered form” within the meaning of Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the Code.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Section 12.1(a) [Increase of Commitment], Section 12.1(b) [Extension of Payment, Etc.], or Section 12.1(c) [Release of Collateral or Guarantor] that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4.4 [Applicable Reference Rate Unascertainable, Etc.], Section 5.8 [Increased Costs], Section 5.9 [Taxes] and Section 5.10 [Indemnity] (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) [Status of Lenders] (it being understood that the documentation required under Section 5.9(g) [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 [Replacement of a Lender] as if it were an assignee under to paragraph (b) of this Section 12.8; and (B) shall not be entitled to receive any greater payment under Section 5.8 [Increased Costs] or Section 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.13 [Replacement of a Lender] with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.2(b) [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)         Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)         Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

(g)         Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

12.9         Confidentiality.

(a)         General. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that (i) any party will be responsible for any breach by its Affiliates and Related Parties and (ii) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder to (x) any rating agency in connection with rating any Borrower or any of their Subsidiaries or the Facilities or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (g) with the consent of the Borrowers; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Borrower or any of their Subsidiaries relating to any Borrower or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by any Borrower or any of their Subsidiaries; provided that in the case of information received from any Borrower or any of their Subsidiaries after the date hereof, such information is (i) clearly identified at the time of delivery as confidential or (ii) delivered pursuant to Section 8.12 or 8.13 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)         Sharing Information with Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Borrower or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a) [General].

12.10         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 7 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)         Electronic Execution of Assignments. Delivery of an executed signature page of this Agreement and the other Loan Documents by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Agreement, the other Loan Documents, and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of electronic signatures and records with respect to this Agreement and the other Loan Documents.

12.11         CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)         Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York. Each Standby Letter of Credit shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as requested by the applicable Loan Party and agreed to by the Issuing Lender.

Each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)         Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)         Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.5 [Notices; Effectiveness; Electronic Communication]. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d)         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i)         the effects of any Bail-in Action on any such liability, including, if applicable:

(ii)         a reduction in full or in part or cancellation of any such liability;

(iii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.13         USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

12.14         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedge or swap agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 12.14, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

12.15         Payment of Debt; Joint and Several Obligations.

(a)         General. The Borrowers shall be jointly and severally liable for the Obligations under this Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and jointly and severally agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations, and inure to and are binding upon, each and all of the Borrowers, jointly and severally. Each Loan allocated to any Borrower shall be for the benefit of all of the Borrowers.

(b)         Certain Waivers. Notice of the acceptance of this Agreement and the other Loan Documents, and of the incurrence of any of the Obligations, and presentment, demand for payment, notice of dishonor, protest, notice of protest and of default by any Borrower are hereby waived by each Borrower. Each Borrower hereby jointly and severally agrees that (a) any or all Obligations may be enforced directly against such Borrower independently of and without proceeding against any other Borrower and/or any other Loan Party or foreclosing any Collateral pledged to the Administrative Agent or the Collateral Agent and (b) the Administrative Agent or the Collateral Agent may from time to time, in its sole and absolute discretion (as more fully permitted herein and in the other Loan Documents) and without notice to or consent of such Borrower and without releasing such Borrower from its liability for any of the Obligations, (i) sell, exchange, release, surrender and otherwise deal with any Collateral pledged to the Administrative Agent or the Collateral Agent by any Borrower or any other Loan Party to secure any or all Obligations and/or any Guaranty Agreement, (ii) release and otherwise deal with any other Borrower and/or any other Loan Party, (iii) exercise or refrain from exercising any rights against any other Borrower and/or any other Loan Party and otherwise act or refrain from acting with respect to any other Borrower and/or any other Loan Party and/or (iv) settle or compromise any or all of the Obligations with any other Borrower.

(c)         No Subrogation, Etc. No Borrower shall have any right of subrogation, reimbursement, contribution or indemnity whatsoever with respect to any other Borrower and/or any other Loan Party or any right of recourse to or with respect to any property of any other Borrower and/or any other Loan Party or to any Collateral for the payment of any or all of the Obligations and/or any Guaranty Agreement unless and until (a) all of the Obligations shall have been fully, finally and indefeasibly paid in cash, (b) all of the financing arrangements and commitments between each Borrower, on the one hand, and each of the Administrative Agent, the Collateral Agent and/or any Lender, on the other hand, shall have been terminated, (c) no Letters of Credit shall remain outstanding (unless Cash Collateralized in the Minimum Collateral Amount), (d) no Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge remains outstanding and (e) this Agreement has expired or been terminated in accordance with its terms.

(d)         No Impairment. No invalidity, irregularity or unenforceability of the liability of any Borrower for or with respect to any or all Obligations shall affect, impair or be a defense to the liability of any other Borrower for or with respect to such Obligations. No invalidity, irregularity or unenforceability of any Collateral for or any Guaranty Agreement of any or all of the Obligations shall affect, impair or be a defense to the obligations of any Borrower for or with respect to such Obligations. The liability of the Borrowers for or with respect to the Obligations shall in no way be affected or impaired by any acceptance by any of the Administrative Agent, the Collateral Agent or any Lender of any Collateral for or Guaranty Agreement of such Obligations, or by any failure, neglect or omission on the part of any of the Administrative Agent, the Collateral Agent or any Lender to realize upon or protect any of such Obligations or any Collateral therefor or Guaranty Agreement thereof. No act of commission or omission of any kind by any of the Administrative Agent, the Collateral Agent or any Lender (including, without limitation, any act or omission which impairs, reduces the value of, releases or fails to perfect a Lien upon, any Collateral for or Guaranty of any of the Obligations) shall affect or impair the liability of any Borrower with respect to such Obligations in any manner.

(e)         Waiver of Marshalling. Etc. Each Borrower hereby waives any right to require any of the Administrative Agent, the Collateral Agent or any Lender to (i) proceed against any other Borrower, any other Loan Party and/or any other Person, (ii) marshal assets or proceed against or exhaust any security held from any other Borrower, any other Loan Party and/or any other Person, (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from any other Borrower, any other Loan Party and/or any other Person, (iv) take any action or pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s or such Lender’s power and/or (v) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor with respect to any of the Obligations or in connection with any obligations or evidences of indebtedness held by the Administrative Agent, the Collateral Agent or such Lender as security for or which constitute in whole or in part the Obligations, or in connection with the creation of new or additional Obligations.

(f)         Waiver of Defenses Etc. Except as otherwise set forth herein, each Borrower hereby waives any defense to its liability for or with respect to any or all of the Obligations based upon or arising by reason of (i) any disability or other defense of any other Borrower, any other Loan Party and/or any other Person, (ii) the cessation or limitation from any cause whatsoever, other than indefeasible payment in full, of the Obligations, (iii) any lack of authority of any officer, director, partner, agent or any other Person acting or purporting to act on behalf of any other Borrower, or any defect in the formation of any other Borrower, (iv) the application by any other Borrower of the proceeds of any of the Obligations for purposes other than the purposes represented by such other Borrower to, or intended or understood by, the Administrative Agent, the Collateral Agent, any Lender and/or such Borrower, (v) any act or omission by the Administrative Agent, the Collateral Agent or any Lender which directly or indirectly results in or aids the discharge of any other Borrower or all or any portion of the Obligations by operation of Law or otherwise, or which in any way impairs or suspends any rights or remedies of the Administrative Agent, Collateral Agent or any Lender against any other Borrower, (vi) any impairment of the value of any interest in any security for the Obligations or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution and/or the failure to preserve the value of, or to comply with applicable Law in disposing of, any such security, (vii) any modification of any or all of the Obligations, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Obligations or any portion thereof, including increasing or decreasing the rate of interest thereon and/or (viii) any requirement that the Administrative Agent, the Collateral Agent or any Lender give any notice of acceptance of this Agreement and/or any other Loan Document. Each Borrower hereby further waives all rights and defenses which such Borrower may have arising out of (i) any election of remedies by the Administrative Agent, the Collateral Agent or any Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Obligations, destroys such Borrower’s rights of subrogation or such Borrower’s rights to proceed against any other Borrower for reimbursement or (ii) any loss of rights such Borrower may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency Laws or any other Laws limiting, qualifying or discharging any or all Obligations, whether by operation of law or otherwise, including any rights which such Borrower may have to a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Obligations. EACH BORROWER HEREBY FURTHER WAIVES ANY AND ALL OTHER SURETYSHIP DEFENSES.

(g)         Savings Clause. Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, if any “Fraudulent Transfer Law” (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the liability of any Borrower for or with respect to any or all of the Obligations, such liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render such Borrower’s liability for or with respect to the Obligations subject to avoidance as a fraudulent transfer or fraudulent conveyance under any applicable debtor relief Laws or any provisions of any other applicable Federal, state, foreign or other bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or similar Law governing debtors and the enforceability of debtors’ obligations (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable Law or pursuant to the terms of any agreement. The Borrowers jointly and severally agree among themselves that, in connection with payments made under this Agreement and/or any other Loan Document each Borrower shall have contribution rights against the other Borrowers as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Borrowers under this Agreement and the other Loan Documents and no Borrower shall exercise such rights of contribution unless and until (a) all Obligations shall have been fully, finally and indefeasibly paid in cash, (b) all of the financing arrangements and commitments between each Borrower, on the one hand, and each of the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, shall have been terminated, (c) no Letters of Credit shall remain outstanding, (d) no Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge shall remain outstanding and (e) this Agreement has expired or been terminated in accordance with its terms.

12.16         Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable law).

12.17         Amendment and Restatement; No Novation. This Agreement, together with the Security Agreement, amends and restates in its entirety the Existing Credit Agreement, and each Loan Party confirms that: the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) have at all times, since the date of the execution and delivery of such documents, remained in full force and effect and the Obligations (as defined in the Existing Credit Agreement) are continued as the Obligations hereunder as amended hereby. The Loans hereunder are a continuation of the Loans under (and as defined in) the Existing Credit Agreement. The Borrowers, the Guarantors, the Administrative Agent, and the Lenders acknowledge and agree that the amendment, restatement and segregation of the Existing Credit Agreement and any Loan Documents expressly amended by this Agreement is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Existing Credit Agreement and other Loan Documents thereunder, and this Agreement and the other Loan Documents are entitled to all rights and benefits originally pertaining to the Existing Credit Agreement and the other Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:		BORROWERS

ICF INTERNATIONAL, INC.

By:	/s/ James E. Daniel	By:	/s/ John Wasson
Name:	James E. Daniel	Name:	John Wasson
		Title:	President and Chief Executive Officer

ICF CONSULTING GROUP, INC.

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus
		Title:	Chief Financial Officer

GUARANTORS

ICF RESOURCES, L.L.C.

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus

ICF INCORPORATED, L.L.C.

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus

ICF JONES & STOKES, INC.

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus

ICF MACRO, INC.

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus

ICF NEXT, INC.

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus

INCENTIVE TECHNOLOGY GROUP, LLC

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus

CREATIVE SYSTEMS AND CONSULTING L.L.C.

By:	/s/ James E. Daniel	By:	/s/ Barry Broadus
Name:	James E. Daniel	Name:	Barry Broadus

PNC BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By:	/s/ Eric H. Williams

Name:	Eric H. Williams

Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Ena Ukachi

Name:	Ena Ukachi

Title:	Senior Vice President

TD BANK, N.A.

By:	/s/ Steve Levi

Name:	Steve Levi

Title:	Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Barbara K. Angel

Name:	Barbara K. Angel

Title:	Senior Vice President

CITIZENS BANK, N.A.

By:	/s/ Dan Laurenzi

Name:	Dan Laurenzi

Title:	Director

TRUIST BANK

By:	/s/ Anika Kirs

Name:	Anika Kirs

Title:	Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sarah Gang

Name:	Sarah Gang

Title:	Executive Director

MUFG BANK, LTD.

By:	/s/ Deborah L. White

Name:	Deborah L. White

Title:	Director

HSBC BANK USA, N.A.

By:	/s/ Chris Burns

Name:	Chris Burns

Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kelsey Hehman

Name:	Kelsey Hehman

Title:	Assistant Vice President

UNITED BANK

By:	/s/ Larkin Wilson

Name:	Larkin Wilson

Title:	Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA

By:	/s/ Douglas T. Brown

Name:	Douglas T. Brown

Title:	Senior Vice President

ATLANTIC UNION BANK

By:	/s/ Martin J Rust

Name:	Martin J Rust

Title:	Managing Director

187